The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(3)
Registration No. 333-127590

PROSPECTUS SUPPLEMENT Issued April 22, 2008 (Subject To Completion)

(To Prospectus dated August 31, 2005)

$65,000,000

AIRTRAN HOLDINGS, INC.

        % Convertible Senior Notes due 2015

We are offering $65,000,000 aggregate principal amount of our         % Convertible Senior Notes due 2015. We will pay interest on the notes semi-annually, in arrears, on each April 15 and October 15, beginning on October 15, 2008, to the holders of record at the close of business on the preceding April 1 and October 1, respectively. The notes mature on April 15, 2015.

Holders may convert their notes into a number of shares of our common stock determined as set forth in this prospectus supplement, which we refer to as the conversion rate, at their option on any day to, and including, the business day prior to the maturity date. The conversion rate will be              shares per $1,000 principal amount of notes (equal to a conversion price of approximately $             per share), subject to adjustment upon the occurrence of certain events.

Upon the occurrence of a fundamental change (as defined herein), holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, if certain events constituting a make-whole fundamental change (as defined herein) occur, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of our common stock. We may not redeem the notes prior to maturity.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness, except as described below. Our obligations under the notes will not be guaranteed by, and will be effectively subordinated in right of payment to, all existing and future obligations of our subsidiaries. We have agreed to place a portion of the proceeds of the offering of the notes in an escrow account. Funds in the escrow account will be invested in government securities and will be used to make the first six scheduled semi-annual interest payments on the notes, and these payments will be secured by a pledge of the assets in the escrow account. If you convert your notes at any time prior to April 15, 2011, you will receive, in addition to shares of our common stock, the cash proceeds from sale of the portion of the government securities in the escrow account that relate to the notes being converted.

Concurrently with this offering of notes, we are offering, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and by means of a separate prospectus supplement, up to 16,387,500 shares of our common stock. We expect the closing of the common stock offering to be concurrent with the closing of this offering.

The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any national securities exchange or for the inclusion of the notes on any automatic quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “AAI.” The last reported sale price of our common stock on the New York Stock Exchange on April 21, 2008 was $4.56 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-14 of this prospectus supplement.

PRICE: 100% OF PRINCIPAL AMOUNT AND ACCRUED INTEREST, IF ANY, FROM APRIL     , 2008

	Price to Public	Underwriting Discounts and Commissions	Proceeds to AirTran Holdings, Inc.
Per Note	%	%	%
Total	$	$	$

The underwriters have the option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional $9,750,000 aggregate principal amount of the notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form will be made only through The Depository Trust Company on or about April     , 2008.

MORGAN STANLEY

CREDIT SUISSE

April     , 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, and the documents incorporated by reference in this prospectus supplement the accompanying prospectus or any free writing prospectus, or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or any document incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Unless otherwise stated, all references to “us,” “our,” “AirTran,” “we,” the “Company” and similar designations refer to AirTran Holdings, Inc. and our subsidiaries. Our logo, trademarks and service marks are the property of AirTran.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement and the financial statements and related notes and the other information incorporated by reference into the accompanying prospectus, before making an investment decision.

AIRTRAN

We are the parent company of AirTran Airways, Inc., one of the largest low fare scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service primarily in short-haul markets, principally in the eastern United States, with a majority of our flights originating and terminating at our hub in Atlanta, Georgia. As of April 15, 2008, we operated 87 Boeing 717 (B717) and 54 Boeing 737 (B737) aircraft making approximately 700 scheduled flights per day to 56 locations in the United States.

During 2007, we continued our track record of operating profitably. We have created what we believe to be a successful business model by targeting value oriented business and leisure travelers with high quality service at affordable fares. Our service is designed not only to satisfy the transportation needs of our target customers, but also to provide customers with a travel experience worth repeating. The success of this strategy in attracting ridership is evidenced by the 23.8 million revenue passengers who flew AirTran during 2007, an 18.6 percent increase from the 20.1 million revenue passengers we served in the prior year. We achieved these results with a cost structure that we believe ranks among the lowest in the airline industry.

In 2007, we undertook a number of key initiatives to strengthen our competitive position, including a continued reduction in non-fuel operating costs per available seat mile for the sixth straight year. With 141 B717 and B737 aircraft, AirTran Airways operates one of the youngest all-Boeing fleets in the aviation industry today with an average age of approximately four years.

Business Strategy

Quality Low Fare Service. We established our competitive position by providing affordable fares that appeal to price conscious travelers. We have grown our business through innovative product offerings designed to enhance the entire airline travel experience of our customers while maintaining affordable fares. The AirTran experience features:

•	competitive fares offered in an easy to understand fare structure

•	user-friendly automated services for reservations, ticketing and check-in through our

•	award winning website, airtran.com

•	ByePass™ airport self-service kiosks

•	mobile web program allowing customers to view flight status, check in for flights and select seats using their personal mobile devices and cell phones

•	customer friendly services, including

•	a highly affordable Business Class

•	large “Easy Fit”© bins

•	advance seat assignments

•	special amenities, such as XM Satellite Radio, which we introduced to the air travel industry and have now deployed across our entire fleet

•	attractive customer loyalty programs, including our

•	A-Plus Rewards™ program

•	A2B™ corporate travel program

•	AirTranU™ student travel program

Through the AirTran experience, we have created an air travel product with broad appeal which generates a growing number of repeat customers.

Although there are significant challenges to be faced in a high cost fuel environment, we believe our comparatively low-cost structure will enable us to expand our network as opportunities arise and market conditions permit, provide us with opportunities to further enhance the AirTran experience in innovative ways and stimulate increased demand for air travel from existing and new customers.

New and Modern Fleet. Our entire fleet is comprised of B717 and B737 aircraft. We had a combined total of 141 aircraft as of April 15, 2008, giving us a fuel-efficient fleet with an average fleet age among the lowest in the industry at approximately four years.

We were the launch customer for the B717, which was designed specifically for efficient short-haul service. As of April 15, 2008, our fleet included 87 B717 aircraft. Although the manufacturer discontinued production of the aircraft in 2006, we believe the B717 remains well suited for the short-haul, high-frequency service that we primarily operate and provides operating efficiencies which support our low cost structure.

We took delivery of our first B737 aircraft in June 2004 and as of April 15, 2008, our fleet included 54 B737 aircraft. In addition to the 54 B737 aircraft, as of April 15, 2008 we hold firm orders for 59 B737 aircraft to be delivered through 2012.

We believe the B737 is an ideal complement to our B717 aircraft, offering us a larger aircraft, increased range and even lower unit operating costs. The B737 has allowed us to extend our network to selected cities in the western United States and offers us the ability to expand to international locations in Canada, Mexico, Central America and the Caribbean should we choose to do so. We believe the B737 enhances the AirTran brand while offering improvements in our operating performance.

Atlanta Hub and Network System. As the second largest carrier at Hartsfield –Jackson Atlanta International Airport, the world’s busiest airport, we have a strong presence in Atlanta. The metropolitan Atlanta population base represents one of the largest travel markets in the United States, and its geographic position provides a strong hub from which we can continue to expand our route network.

We believe that there are a number of markets in the United States that are underserved or overpriced by major airlines that present opportunities for expanding our quality low fare service. As a result, we intend to grow our network by increasing the number of flights in markets we currently serve, by adding new routes between cities already in our system and service to new cities as suitable opportunities arise and market conditions permit. Historically, expansion of our network has allowed us to build upon our existing infrastructure, reduce unit costs and improve productivity and aircraft utilization. As discussed elsewhere, the pace of our growth will be influenced by economic conditions, especially the price and availability of aircraft fuel.

Diversification of Route Network. Since 2000, we have expanded the scope of our route structure to include coast to coast flying and have increased our number of flights both from our Atlanta hub as well as other airports.

Also, we have diversified our route structure by increasing the amount of non-Atlanta departures from approximately 10 percent of our daily departures as of December 31, 2001 to approximately 38 percent of daily operations in March 2008 (see table below). Much of this diversification was done through the addition of direct nonstop service to the state of Florida. From 2000 to 2006, Florida was the third fastest growing state in terms of population according to the U.S. census. In the future, we may selectively add new “point-to-point” routes between cities that we currently serve, as well as create additional hubs or additional “focus” cities similar to our operations at Orlando and Baltimore/Washington should market conditions justify such further expansion.

Airport	Daily Operations*	Nonstop Markets Served	% of System Operations*
Atlanta (ATL)	469	54	62%
Orlando (MCO)	127	33	17%
Baltimore-Washington (BWI)	76	17	10%
Tampa (TPA)	56	16	7%
Fort Myers (RSW)	45	14	6%
Fort Lauderdale (FLL)	44	11	6%
New York (LGA)	40	6	5%
Boston (BOS)	39	10	5%
Chicago (MDW)	37	7	5%
Indianapolis (IND)	30	10	4%
Philadelphia (PHL)	26	3	3%

*	Operations is defined as a take-off and landing at each city, percentage of system operations will be greater than 100%

Increase Sales Through Our Website. We utilize the Internet as an integral portion of our marketing strategy, and emphasize our website, www.airtran.com, prominently in all of our marketing. Sales booked directly on airtran.com represent our most cost-effective form of distribution. In addition to being user-friendly and simple, our website is designed to sell tickets efficiently. We continue to add functionality to airtran.com which allows customers to easily book and manage their travel including the ability to retrieve and change future flight reservations, make seat selection and on-line check-in. We also launched new alternate forms of payment, including Bill Me Later, Checkfree, and PayPal, in order to ensure we are meeting our customers’ needs. Sales through www.airtran.com produced 59 percent of our revenues during 2007.

Revised Strategy For Current High Cost of Fuel

Oil has risen from approximately $30 per barrel in 2003, when we ordered our B737 aircraft, to over $116 per barrel as of April 18, 2008. In association with such price increases, refining costs or crack spreads have increased as well, impacting the ultimate cost of aviation fuel. Like every other carrier in the industry, we must make adjustments in order to respond to the challenges of a high-cost fuel environment, especially when coupled with a period of slower economic growth in the U.S. economy. We have been planning, as well as implementing, adjustments to our basic business strategy in order to respond to the challenges of the current environment. Our strategy for responding to high-cost jet fuel has five principal elements:

•

Reduce Growth Rates and Focus on Strengthening Established Markets. We have successfully grown our business at double-digit rates annually over the past five years and continue to believe that there are abundant opportunities for a high quality, low cost airline. However, given the current environment, we intend to modify our business strategy to address high fuel costs while still maintaining our flexibility to adapt quickly to changes in the industry.

Providing exceptional customer service remains our top priority, but we are also recasting our growth plans. In this regard, we have completed a comprehensive review of our future fleet and capacity plans and we are taking a number of steps to better match our capacity to the current environment. We intend to reduce our planned growth in capacity commencing in the last four months of 2008 from a planned 10 percent increase to no more than flat. We also intend to reduce planned capacity growth in 2009 from just under 10 percent to no more than flat.

We have revised our fleet plan and based on scheduled and or planned fleet actions, we expect to end 2008 with 141 aircraft. Currently, we anticipate having 141 aircraft at the end of 2009 and 148 aircraft at the end of 2010. We intend to accomplish the reduction in our rate of growth, as measured by, among other things, available seat miles and number of aircraft, by taking one or more of the following actions:

•	deferring deliveries of new aircraft,

•	selling, leasing or subleasing new aircraft scheduled for delivery,

•	selling, leasing or subleasing existing aircraft,

•	making adjustments to our schedule to eliminate non-productive flights, and

•

periodically redeploying aircraft from existing routes to other existing routes when and where we believe there are opportunities to maximize utilization of our aircraft and/or strengthen established markets.

Although we will continue our rigorous review of our flight schedule, we may consider any strategic opportunities that present themselves through possible industry consolidation or downsizing in this high fuel cost environment.

•

Defer Capital Expenditures and Continue to Aggressively Cut Costs. We have reduced our average non-fuel unit costs per available seat mile for each of the past six years, primarily through productivity improvements. In addition to continuing to seek ways to cut costs as part of our business, we intend to reduce non-aircraft capital expenditures planned for 2008 from $25 to $30 million to $12 to $18 million by deferring a variety of discretionary capital expenditures. We also will manage increases in our employment levels to match our reduced growth rates.

•	Strengthen Our Balance Sheet and Liquidity. We believe we have a solid balance sheet with strong cash liquidity. Nevertheless, we are committed to increase our cash reserves in a variety of ways.

•

First, because we negotiated what we believe to be very favorable aircraft purchase prices in 2003 and because we believe demand for new fuel-efficient aircraft should continue—particularly outside of the U.S. where potential purchasers may also have favorable currency exchange rates —we should have the ability to monetize and intend to monetize selected aircraft assets. We have sold three new B737 aircraft since April 2007 and have signed or are negotiating memoranda of understanding to sell five additional B737 aircraft in the remainder of 2008. In addition to generating cash proceeds, each sale of new aircraft scheduled for future delivery frees up existing cash which would normally be paid as part of the purchase price and avoids the need for associated financing for the aircraft. We likewise are marketing the sale or lease of existing aircraft which we believe, in the case of a sale, would result in a gain to us or, in the case of a sublease, rental income to us in excess of our lease payments.

•

Second, we intend to explore a variety of financing mechanisms by which we may opportunistically monetize a portion of the value of our existing aircraft fleet should we deem it in the company's best interest to do so. Such actions could include credit facilities secured by junior liens, sale and lease back transactions or other financing mechanisms.

•

Third, we are seeking to access the capital markets in this offering for $         million in new convertible senior debt financing and a related offer of $         million in new equity to provide us with even greater liquidity as a hedge against any future adverse developments in airline industry conditions.

•

Mitigate Our Fuel Exposure. We act to mitigate our fuel cost exposure by entering into a variety of hedging arrangements. Currently, we have hedged approximately 50% of our fuel needs for the remainder of 2008 at an average price of $2.90 to $2.95 per gallon and over 20% of our fuel needs for 2009 at an average price of $2.85 to $2.90 per gallon, in each case under our current fleet plan assumptions.

•

Increase Revenues. Although we have implemented a number of price increases since September 2007, such increases have not been sufficient to offset rising fuel expenses. Accordingly, we are actively working to increase surcharge and ancillary revenues and to offer customers the option to purchase additional services. We have implemented fuel surcharges and periodically evaluate our surcharge prices in light of fuel costs. Likewise, we have introduced fees in connection with new or existing services such as: priority seat selection, call center utilization, transportation of multiple pieces of checked baggage and the ability to purchase, extend or transfer A+ Miles Rewards. At the same time, we continue our emphasis on superior and friendly service to maintain repeat customers and attract new customers.

Historically, under our strategic plan, we aggressively used cash to buy aircraft, open new stations and rapidly expand operations, taking advantage of opportunities to acquire aircraft at favorable prices and grow our business while others were in bankruptcy and reducing their fleets and networks. This strategy allowed us to increase passengers and revenue for over ten straight years and generate profits for six straight years. Flexibility has been one of our historical strengths and it remains important to us now. By adjusting our existing strategy and implementing revised tactics, we believe we should be able to maintain the gains we have made over the past several years and position ourselves to both address the current environment and be ready to resume our historical growth strategy as and when the business environment best allows.

Competitive Strengths

Low Cost Structure. Our cost structure ranks among the lowest in the domestic airline industry in terms of cost per available seat mile, providing a competitive advantage against higher cost carriers. Our low operating costs are made possible through a company-wide focus on cost controls with emphasis on higher labor productivity, lower distribution costs and higher asset utilization. In addition, we realize operating efficiencies from the operation of only two aircraft types from a single manufacturer as well as enhanced efficiencies from the increased number of new modern B737 aircraft in our fleet. In July 2007, Airline Business Magazine awarded our current Chairman of the Board with an Airline Strategy Award for Low Cost and Regional Leadership. According to the magazine, we were “recognized for an innovative strategy that has produced consistent profits in an extremely tight market.”

Flexibility. We have consistently demonstrated our ability to adjust to changes in the economy, market conditions and a competitive industry environment. We responded rapidly to the effects on our business from the September 11, 2001 terrorist attacks by reducing capacity approximately 20 percent. Working with our labor groups, we quickly reached agreement on a variety of temporary cost reduction measures, including both pay and work rule changes, which reduced our costs consistent with capacity and allowed us to promptly return to profitability. By retaining our workforce we were able to quickly respond to market opportunities and expand service to a number of new markets. Our ability to move quickly to meet the changing market was demonstrated with our recent sales of three previously ordered B737 aircraft as part of our adjustment of our fleet expansion plans in the face of historical all time high fuel costs. We likewise have adjusted or implemented surcharges and fees as well as increased fares where possible to mitigate the impact of high fuel costs.

Attractive Atlanta Hub and Route Network. We operate 22 gates from a single concourse under long-term leases at Hartsfield-Jackson Atlanta International Airport, the world’s busiest airport, and have use agreements for additional gates on an adjacent concourse and potential for expansion. We believe the recent announcement of a proposed merger involving our largest competitor at Hartsfield Jackson and another legacy carrier may allow us to acquire three additional gates at Hartsfield Jackson if we so desire. Additionally, we believe any such merger may offer us opportunities to gain gates and time slots at other airports including, but not limited to, New York’s LaGuardia airport and Washington D.C.’s Regan International airport. In the event the merger of the two legacy carriers results in a reduction in capacity in markets we service, we could also see an increase in our load factors in such markets. With our 2007 expansion to Charleston, South Carolina, Daytona Beach, Florida, Newburgh, New York, Phoenix, Arizona, Portland, Maine, San Diego, California and St. Louis, Missouri, and, with our 2008 expansion to San Juan, Puerto Rico, Burlington, Vermont and San Antonio, Texas, we now offer quality low fare service to 58 destinations, including service to most of the largest travel markets within the United States.

Superior Service and Operational Excellence. AirTran Airways was recently recognized for its commitment to customer service and operational excellence when it was ranked first overall among U.S. airlines for the 2008 Airline Quality Rating. First announced in 1991, the Airline Quality Rating report is an objective analysis of the DOT performance data for all U.S. airlines produced by Wichita State University and the University of Nebraska at Omaha. AirTran has ranked in the top 3 for the past four years as a result of industry leading performance in baggage delivery, low involuntary denied boardings, on-time performance and consumer satisfaction.

Diversified Traffic Base. We serve both the leisure and business traveler and continue to see strong demand for our product. Our revenue base grew by more than 30 percent in 2006 and more than 22 percent in 2007. Over the past five years, we have also diversified our network, increasing operations in key business markets like Baltimore/Washington International Airport (BWI), Chicago-Midway (MDW) and Indianapolis (IND), as well as adding a number of new direct routes from Florida. As a percentage of total operations, Atlanta represents approximately 62 percent of our network, down from approximately 90 percent at the end of 2001. This market diversification provides a number of marketing and cost synergies and adds stability to our revenues by protecting against risks that may impact individual segments of our business.

Innovative Marketing. Our marketing efforts target both business and leisure travelers. We have developed a number of unique and innovative programs designed to stimulate demand for travel, create customer loyalty, highlight our unique product attributes, like affordable Business Class, and target both business and leisure travelers. Our popular leisure programs include Net Escapes Internet specials and the AirTranU student travel program. Our A2B Corporate Program and Event Savers Meeting & Convention program effectively attract and retain business customers.

A-Plus Rewards. Our A-Plus Rewards program offers a number of ways to earn free travel including the use of the AirTran Visa card, Hertz car rentals and bonus earnings for business class travel. We believe this program creates strong brand loyalty and provides opportunities for incremental revenue through credit sales and partnerships.

Concurrent Offering

Concurrently with this offering, we are offering 14,250,000 shares of our common stock (or up to 16,387,500 shares if the underwriters exercise their option to purchase additional shares of common stock in full). Neither this offering nor our concurrent public offering of common stock is conditioned on the completion of the other.

Additional Information

We are a corporation organized under the laws of the State of Nevada. Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number is (407) 318-5600. We maintain an Internet site at http://www.airtran.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site and should not be relied upon in determining whether to make an investment in our securities.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of the following summary, references to “we,” “us,” “our” and “the company” refer solely to AirTran Holdings, Inc. and not to its subsidiaries.

Issuer	AirTran Holdings, Inc.

Notes Offered	$65,000,000 aggregate principal amount (or $74,750,000 aggregate principal amount if the underwriters exercise their over-allotment option in full) of % Convertible Senior Notes due 2015.

Maturity Date	April 15, 2015.

Interest Payment Dates	April 15 and October 15 of each year, beginning on October 15, 2008.

Interest	% per annum, payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest Escrow	We will place approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full) of the proceeds of this offering in an escrow account with the trustee under the indenture pursuant to which the notes are issued. Funds in the escrow account will be invested in government securities and will be used to make the first six scheduled semi-annual interest payments on the notes, and these payments will be secured by a pledge of the assets in the escrow account. The notes will not otherwise be secured. See “Description of the Notes—Interest Escrow.” Holders who convert their notes prior to April 15, 2011 will receive the cash proceeds from sale by the escrow agent of the portion of the government securities in the escrow account that relate to the notes being converted, as described in “Description of the Notes—Early Conversion Make-Whole Amount.”

Early Conversion Make-Whole Amount	Holders who convert their notes prior to April 15, 2011 will receive, in addition to a number of shares of our common stock calculated based on the conversion rate, the cash proceeds from sale by the escrow agent of that portion of the government securities in the escrow account that relate to the notes being converted, which we refer to as the early conversion make-whole amount. The percentage of the remaining government securities in the escrow account to be sold will be determined based on the aggregate principal amount of notes being converted as a percentage of the total principal amount of notes then outstanding. The escrow agent will liquidate the government securities to be sold, rounded down to the nearest whole multiple of the minimum denomination of such government securities, and deliver the cash value thereof to the converting holder.

Ranking	Except as described under “Description of the Notes—Interest Escrow,” the notes will be our senior unsecured obligations and will:

•	rank equal in right of payment with all of our existing and future senior unsecured indebtedness;

•	rank junior in right of payment to any of our secured obligations to the extent of the collateral securing such obligations; and

•	be effectively subordinated in right of payment to all existing and future liabilities of our subsidiaries, including trade payables.

As of March 31, 2008, we had $125 million of senior indebtedness outstanding and our subsidiaries had outstanding total liabilities, excluding intercompany liabilities but including trade payables, of approximately $1.6 billion. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt.

Conversion	Holders may convert their notes at their option on any day to, and including, the business day immediately preceding the maturity date into shares of our common stock equal to the conversion rate, subject to adjustment in certain circumstances.

Except as described in “Description of the Notes—Conversion of Notes” and “Description of the Notes—Early Conversion Make-Whole Amount,” upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest or additional interest, if any.

Conversion Rate	The initial conversion rate will be shares per $1,000 principal amount of notes. This represents an initial conversion price of approximately $ per share of our common stock. The conversion rate, and thus the conversion price, may be adjusted under certain circumstances, as described under “Description of the Notes—Conversion Rate Adjustments.”

In addition, if a make-whole fundamental change occurs, we will be required in certain circumstances to increase the conversion rate of notes converted in connection with such make-whole fundamental change.

Repurchase of Notes at Holder’s Option upon a Fundamental Change	A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case to, but not including, the repurchase date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate Adjustment upon a Make-Whole Fundamental Change	If certain events constituting a make-whole fundamental change occur, we may be required in such circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of our common stock. A description of how the conversion rate will be increased and a table showing the conversion rate that would apply at various stock prices and make-whole fundamental change adjustment dates are set forth under “Description of the Notes—Conversion of Notes—Increase of Conversion Rate upon a Make-Whole Fundamental Change.”

Optional Redemption	The notes may not be redeemed at our option prior to maturity.

Sinking Fund	None.

Concurrent Transaction	Concurrently with this offering, we are offering 14,250,000 shares of our common stock (or up to 16,387,500 shares if the underwriters exercise their option to purchase additional shares of common stock in full). Neither this offering nor our concurrent public offering of common stock is conditioned on the completion of the other.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes, after deducting our estimated expenses and the underwriters’ discount, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering and the concurrent common stock offering as follows: (i) approximately $            million (or approximately $            million if the underwriters exercise their over-allotment option in full) to acquire the government securities that will be pledged for the exclusive benefit of the holders of the notes, as described above under “Description of the Notes—Interest Escrow;” and (ii) the remainder for general corporate purposes, which may include additions to working capital, capital expenditures, the retirement of debt, other investments in strategic alliances, code-share agreements or other business arrangements and, although we are not presently in any negotiations, possible acquisitions of other airlines or their assets. See “Use of Proceeds.”

Trustee and Paying Agent	U.S. Bank, National Association.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Form.”

Listing and Trading	The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “AAI.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the notes or our common stock.

FINANCIAL AND OPERATIONS DATA

We derived the annual statement of operations data set forth in the Summary Financial Data table below and in the Selected Financial and Operating Data table on the following page from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. We derived the quarterly statement of operations data set forth below and on the following page from our unaudited interim consolidated financial statements, which include, in the opinion of management, all adjustments, which are of a normal recurring nature (other than non-recurring adjustments which have been separately disclosed), necessary for a fair presentation of the results for the interim periods presented. Historical results are not necessarily indicative of future results. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus supplement. See the sections captioned “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)
	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Operating Revenues:
Passenger	$566,429	$478,554	$2,198,910	$1,814,907	$1,396,451
Other	29,962	24,613	107,640	73,315	48,886
Cargo	—	899	3,433	3,861	4,363

Total operating revenues	596,391	504,066	2,309,983	1,892,083	1,449,700

Operating Expenses:
Aircraft fuel	268,442	166,080	803,640	675,336	462,672
Salaries, wages and benefits	118,907	107,717	451,818	390,348	329,299
Aircraft rent	60,799	60,893	242,764	230,699	192,394
Maintenance, materials and repairs	41,332	33,534	151,265	126,062	84,641
Distribution	22,539	18,929	88,461	69,888	67,395
Landing fees and other rents	35,113	28,912	122,800	100,761	80,774
Aircraft insurance and security services	5,293	5,736	23,761	25,678	23,100
Marketing and advertising	11,468	11,129	40,415	44,792	36,400
Depreciation and amortization	13,241	10,241	48,485	30,078	20,224
Gain on sale of aircraft	—	—	(6,234)	—	—
Other operating	54,484	47,956	198,648	157,580	130,155

Total operating expenses	631,618	491,127	2,165,823	1,851,222	1,427,054

Operating Income (Loss)	(35,227)	12,939	144,160	40,861	22,646

Other (Income) Expense:
Interest income	(1,782)	(4,977)	(20,401)	(21,714)	(11,771)
Interest expense	18,704	16,662	75,530	50,861	30,787
Capitalized Interest	(2,584)	(2,484)	(9,226)	(12,943)	(8,550)
Unrealized (gains) losses on derivative financial instruments, net	5,190	—	255	—	—
Midwest exchange offer expenses	—	—	10,650	—	—

Other (income) expense, net	19,528	9,201	56,808	16,204	10,466

Income (Loss) Before Income Taxes	(54,755)	3,738	87,352	24,657	12,180
Income tax expense (benefit)	(19,942)	1,580	34,669	9,943	4,635

Net Income (Loss)	$(34,813)	$2,158	$52,683	$14,714	$7,545

Earnings (Loss) Per Common Share:
Basic	$(0.38)	$0.02	$0.58	$0.16	$0.09
Diluted	$(0.38)	$0.02	$0.56	$0.16	$0.08

Weighted-Average Shares Outstanding:
Basic	92,114	91,338	91,574	90,504	87,337
Diluted	92,114	92,881	104,319	92,436	90,185

SELECTED FINANCIAL AND OPERATING DATA

	Three months ended March 31,				Year ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Financial Data:
(in thousands, except per share data)
Operating revenues	$596,391		$504,066		$2,309,983		$1,892,083		$1,449,700		$1,040,994		$917,404
Net income (loss)	$(34,813)		$2,158		$52,683	(1)	$14,714		$7,545		$9,834	(2)	$100,935	(3)
Earnings (loss) per common share:
Basic	$(0.38)		$0.02		$0.58		$0.16		$0.09		$0.12		$1.34
Diluted	$(0.38)		$0.02		$0.56		$0.16		$0.08		$0.11		$1.22

Balance Sheet Data:
(in thousands)
Cash, cash equivalents and short-term investments(4)	$349,704		347,053		317,992		310,200		370,647		334,468		338,707
Total assets at period end	$2,198,009		$1,864,947		$2,048,466		$1,603,582		$1,161,543		$904,792		$809,418
Long-term debt and capital lease obligations including current maturities at period-end	$1,135,732		$940,088		$1,057,889		$811,110		$472,599		$313,970		$246,836

Operating and Other Data:
Revenue passengers	5,718,319		5,080,108		23,780,058		20,051,219		16,638,214		13,170,230		11,651,340
Revenue passenger miles (RPM) (000s)(5)	4,347,399		3,648,119		17,297,724		13,836,378		11,301,534		8,479,262		7,143,125
Available seat miles (ASM) (000s)(6)	5,771,038		5,207,132		22,692,355		19,007,416		15,369,505		11,977,443		10,046,385
Passenger load factor(7)	75.3%		70.1%		76.2%		72.8%		73.5%		70.8%		71.1%
Break-even load factor(8)	82.6%		69.5%		73.2%		71.8%		72.9%		69.7%		64.2%
Average fare, excluding transportation taxes(9)	$99.06		$94.20		$92.47		$90.51		$83.93		$76.30		$76.33
Average yield per RPM(10)	13.03	¢	13.12	¢	12.71	¢	13.12	¢	12.36	¢	11.85	¢	12.45	¢
Passenger revenue per ASM (RASM)(11)	9.82	¢	9.19	¢	9.69	¢	9.55	¢	9.09	¢	8.39	¢	8.85	¢
Total revenue per ASM(12)	10.33	¢	9.68	¢	10.18	¢	9.95	¢	9.43	¢	8.69	¢	9.13	¢
Operating cost per ASM (CASM)(13)	10.94	¢	9.43	¢	9.54	¢	9.74	¢	9.28	¢	8.45	¢	8.28	¢
Average stage length (miles)	724		681		695		652		651		628		599
Average cost of aircraft fuel per gallon, including fuel taxes and into-plane fees	$3.00		$2.01		$2.23		$2.17		$1.81		$1.22		$0.98
Average daily utilization (hours: minutes)(14)	10:54		10:54		11:00		11:06		11:00		10:54		10:56
Number of operating aircraft in fleet at end of period	140		132		137		127		105		87		74
Ratio of Earnings to Fixed Charges	—	(15)	1.0		1.3		1.1		1.0		1.1		1.6

(1)	Includes a $6.2 million gain from the sale of two new B737 aircraft purchased by the Company pursuant to pre-existing firm orders and sold without being placed into service and non-operating expenses of $10.7 million related to costs associated with the proposed acquisition of Midwest Air Group, Inc. (Midwest), including exchange offer expenses consisting primarily of fees for attorneys, accountants, investment bankers, travel and other related charges.
(2)	Includes a $1.3 million benefit related to our unsuccessful bid for certain leased gates and other assets of another airline at Chicago’s Midway airport and $1.5 million of additional fuel expense related to prior periods.
(3)	Includes a $38.1 million payment received under the Wartime Act, deferred debt discount/issuance cost write-off of $12.3 million and reversal of a tax valuation allowance of $15.9 million.
(4)	Excludes restricted cash of $28.3 million, $28.1 million, $29.6 million, $24.8 million, $19.4 million, $7.9 million, and $9.8 million as of March 31, 2008 and 2007, and December 31, 2007, 2006, 2005, 2004 and 2003, respectively, and long-term investments of $8.2 million as of March 31, 2008 and December 31, 2007, respectively. See Note 3 to the Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.
(5)	The number of scheduled revenue miles flown by passengers.
(6)	The number of seats available for passengers multiplied by the number of schedule miles each seat is flown.
(7)	The percentage of aircraft seating capacity that is actually utilized (RPMs divided by ASMs).
(8)	The percentage of seats that must be occupied by revenue passengers in order for us to break even on a pre-tax income basis.
(9)	Passenger revenue divided by total passengers.
(10)	The average amount one passenger pays to fly one mile.
(11)	Passenger revenue divided by ASMs.
(12)	Total revenue divided by ASMs.
(13)	Operating expenses divided by ASMs.
(14)	The average amount of time per day that an aircraft flown is operated in revenue service.
(15)	For the quarter ended March 31, 2008, our earnings were insufficient to cover fixed charges by $57.6 million.

RISK FACTORS

An investment in our securities involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus supplement, along with other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Any of the following risks could have a material adverse effect on our business, financial conditions, results of operations and prospects, may cause actual results, events or performances to differ materially from those expressed in any forward-looking statements we made in this prospectus supplement and the accompanying prospectus, and may cause the value of our stock to decline, which could cause you to lose all or part of your investment.

Risks Related To Our Business And Industry

Our business is, and will continue to be, dependent on the availability and price of aircraft fuel.

Aircraft fuel is a significant expenditure and, as a percentage of our operating expenses, accounted for 42.5 percent in the first quarter of 2008 and 37.0 percent, 36.5 percent, and 32.4 percent in 2007, 2006 and 2005, respectively. Due to the effect of economic events on the price and availability of oil, the future availability and cost of aircraft fuel cannot be predicted with any degree of certainty. Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning the production, transportation or marketing of aircraft fuel, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. Since January 1, 2008, fuel prices have reached new record highs on an actual and inflation adjusted basis. Based on current and projected operations, our fuel expense, before the impact of hedging arrangements, will increase approximately $10.0 million for each $1 per barrel increase in the cost of jet fuel. In the first quarter of 2008, we will record a loss primarily due to the increased cost of jet fuel and although we are making adjustments to our business strategy to address such costs, we cannot assure you of our ability to operate profitably in light of current fuel costs.

Our liquidity could be adversely impacted in the event our primary credit card processors were to impose or increase existing holdbacks on payments due to us from credit card transactions.

We currently have agreements with organizations that process credit card transactions arising from purchases of air travel by customers of AirTran Airways. Our primary credit card processors are U.S. Bank N.A. for MasterCard/Visa transactions and American Express for their own card transactions. Our agreement with the MasterCard/Visa processor expires December 31, 2008. Our credit card processing agreement with American Express has no fixed term and is terminable without cause on 30 days notice. Both of our agreements with these credit card processors allow, under specified conditions, the credit card processor to retain cash that such processor otherwise would deliver to us, i.e., a “holdback”. A holdback consisting of cash escrowed by the processor is classified as restricted cash, whereas a holdback consisting of a delay of cash remittance to us is classified as an account receivable. As of the date of this prospectus supplement, we were in compliance with the terms of our credit card agreements and had no holdbacks with either of our primary processors.

A majority of our revenues relate to credit card transactions processed by the MasterCard/Visa processor. Our agreement with the MasterCard/Visa credit card processor contains covenants that permit the processor to holdback cash remittances to us, if the processor determines that there has been a material adverse occurrence or certain other events occur. The amount which the processor may be entitled to withhold varies over time and is up to the estimated liability for future air travel purchased with Visa and MasterCard cards ($217.8 million as of March 31, 2008 and $145.6 million as of December 31, 2007). As of the date of this prospectus supplement, we were in compliance with the agreement and no remittances had been withheld. If we were to be subject to holdbacks with our MasterCard/Visa processor, we would have the right to reduce the amount withheld to the extent that we provide such processor with a letter of credit and/or a cash deposit. In the event material holdbacks are imposed, our liquidity would be reduced by the amount of the holdbacks.

As stated above, our agreement with our MasterCard/Visa processor expires December 31, 2008. From 2000 to 2007, our credit card processing agreements with this processor included covenants, customary with respect to the airline industry, which specified negotiated minimum cash levels, the failure of which to achieve would permit the processor to impose graduated levels of holdbacks. Such prior agreements, like our existing agreement, also allowed for the imposition of holdbacks if the processor determined that there had been a material adverse occurrence or if certain other events occurred. We cannot assure you that in a renewed agreement following the scheduled expiration of the existing agreement on December 31, 2008 or in connection with an extension of the term of the existing agreement, that we will not enter into an agreement with our Master Card/Visa processor which would again include such covenants. We have had and will continue to have periodic discussions with our MasterCard/Visa credit card processor. Pursuant to these discussions we may, in advance of the expiration of the current contract, agree to a new contract on mutually agreeable terms and conditions.

The inability to enter into credit card processing agreements with our primary credit card processors would have a material adverse effect on our business. We believe we will be able to continue to renew our existing credit card processing agreements with our primary credit card processors or will be able to enter into new credit card processing agreements with other processors, although we cannot assure you that we will always have these options in the future should we seek to exercise them.

The profitability of our operations are, and will continue to be, influenced by economic conditions as demand for discretionary travel diminishes during economic downturns.

The profitability of our operations is influenced by the condition of the United States economy, which may impact the demand for discretionary travel and our competitive pricing position. A substantial portion of our business is discretionary travel, which declines during economic downturns. Many economists have reported that the United States economy is slowing and may be in, or nearing, a recession. Our 2008 results of operations and financial condition may be adversely affected by current and emerging weak macroeconomic conditions in the United States.

Airline strategic combinations or industry consolidations could have an impact on our competitive environment in ways yet to be determined.

The environment in the airline industry changes from time to time as carriers implement varying strategies in pursuit of profitability, including consolidation to expand operations and increase market strength and entering into global alliance arrangements. Similarly, the merger of one or more of our competitors may result in rapid changes to the identity of our competitors in particular markets, a substantial reduction in the operating costs of our competitors or the entry of new competitors into some or all of the markets we serve or currently are seeking to serve. We are unable to predict exactly what effect, if any, changes in the strategic landscape might have on our business, financial condition and results of operations.

We have a significant amount of aircraft related fixed obligations that could impair our ability to make principal and interest payments on our debt obligations and lease payments on our lease obligations.

We have significant obligations including debt and lease obligations related to aircraft purchase commitments, aircraft delivery obligations and aircraft leases, debt and lease obligations for operating facilities, including existing facilities and planned new facilities, and other cash obligations including future funding obligations for other potential acquisitions. Our total indebtedness as of March 31, 2008 and December 31, 2007, respectively, was approximately $1.14 billion and $1.06 billion, of which $1.01 billion and $919.9 million, respectively, was aircraft related. Our debt service obligations with respect to our indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

Our ability to make scheduled payments of principal and interest for our financing obligations depends on our future performance and financial results. These results are subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to some extent, beyond our control.

The amount of our debt, and other fixed obligations, and potential increases in the amount of our debt and other fixed obligations could have important consequences to investors and could:

•

require a substantial portion of cash flows from operations for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for aircraft purchases, capital expenditures, working capital or general corporate purposes;

•

make it more difficult for us to pay our debts as they become due during general adverse economic and market industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt; and

•	result in a downgrade in the rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to the indebtedness.

As a result of the substantial fixed costs associated with our obligations:

•	a decrease in revenues would result in a disproportionately greater percentage decrease in earnings;

•	we may not have sufficient liquidity to fund all of our fixed costs if revenues decline or costs increase; and

•	we may not have sufficient liquidity to respond to competitive developments and adverse economic conditions.

Of our indebtedness, as of March 31, 2008, $1.01 billion was secured by certain of our assets, principally aircraft, which may limit the utility of such assets in obtaining additional financing.

Based upon current levels of operations and anticipated growth, we expect to be able to generate sufficient cash flow to make all of the principal and interest payments when such payments are due under our indebtedness, including the indenture governing our existing 7% convertible notes, but there can be no assurance that we will be able to repay such borrowings. However, our ability to pay the fixed costs associated with our contractual obligations will depend on our operating performance and cash flow, which will in turn depend, in part, on general economic and political conditions. A failure to pay our fixed costs or a breach of our contractual obligations could result in a variety of adverse consequences, including the acceleration of our indebtedness, the withholding of credit card proceeds by one or more credit card processors, and the exercise of remedies of our creditors and lessors. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness, make required lease payments or otherwise cover our fixed costs, which could have a material adverse impact on us and on our ability to sustain operations over the long-term.

Covenants in our existing debt instruments and potential future indebtedness could limit how we conduct our business, which could affect our long-term growth potential. A failure by us to comply with any of our existing or prospective restrictions could result in acceleration of the repayment terms of our existing or potential future debt. Were this to occur, we might not have, or be able to obtain, sufficient cash to pay our accelerated indebtedness.

Certain of our existing debt instruments and financing agreements contain covenants that, among other things, limit our ability to:

•	pay dividends and/or other distributions; and

•	enter into mergers, consolidations or other business combinations.

As a result of these restrictive covenants, we may be limited in how we conduct business, and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively, or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits.

Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of those agreements. If such a default occurs, the other parties to these agreements could declare all amounts borrowed and all amounts due under other instruments, which contain provisions for cross-acceleration or cross-default, due and payable. If that occurs, we may not be able to make payments on our debt, meet our working capital and capital expenditure requirements, or be able to find additional alternative financing on favorable or acceptable terms.

Our operations are, and will continue to be, largely dependent upon the availability of fuel in the Gulf Coast area.

Our operations are largely concentrated in the Southeast United States with Atlanta being the highest volume fueling point in our system. In addition, over 79 percent of our fuel contracts are based on prices of jet fuel produced in the Gulf Coast area. Any disruption to the oil production or refinery capacity in the Gulf Coast, as a result of weather or any other disaster could, among other potential effects, have a material adverse effect on our financial condition and results of operations, not only in East Coast routes but across the network due to disruptions in supply of jet fuel, dramatic escalations in the costs of jet fuel, and/or the failure of fuel providers to perform under our fuel arrangements.

We endeavor to manage and mitigate the risks of changes in aviation fuel prices, where we believe appropriate, by entering into hedging arrangements. We do not enter into fuel hedge contracts for speculative purposes.

To the extent we do not hedge our aviation fuel risk or correspondingly adjust our fare levels, fluctuations in the market prices of jet fuel will have the effect of reducing or increasing the amount of profit we earn or loss we incur. Conversely, by entering into hedging contracts, we may, in exchange for minimizing the risk of potential cost increases associated with aviation jet fuel costs, also thereby necessarily minimize the potential for cost savings associated with decreases in the price of such fuel. While we have generally been able to enter into hedging transactions when we have sought such arrangements, no assurances can be given that our ability to enter into such transactions will not adversely be affected in the future by (i) limited interest in the provision of hedging arrangements by financial or other institutions, and (ii) the inability to procure hedging agreements as the result of some crisis (financial or other) associated with the supply of aviation fuel, political instability in oil producing countries or other developments which have otherwise affected the interest of financial or other institutions in entering into fuel hedging transactions in general. Likewise, we can not assure you that counter parties to hedging agreements will always perform or that our hedging activities will be successful in materially mitigating the impact of rising fuel costs.

Our business is dependent on technology. We will continue to rely heavily on automated systems to operate our business. Any failure of these systems or the failure to integrate them successfully with any acquired operations could harm our business.

We are increasingly dependent on technology initiatives to reduce costs and to maintain and enhance customer service in order to compete in the current business environment. We depend on automated systems to operate our business, including computerized airline reservation systems, flight operations systems, telecommunication systems and websites. We have made significant investments in our website technology and Bye-Pass ™ check-in kiosks, and related initiatives across the system. The performance and reliability of our technology is critical to our ability to attract and retain customers and our ability to effectively compete.

Website and reservation systems must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations systems or telecommunication systems failures could reduce the attractiveness of services and could cause customers to purchase tickets from another airline.

Any internal technology error or failure, or large scale external interruption in technology infrastructure on which we are dependent, such as power, telecommunications or the Internet, may disrupt our technology network, result in the loss of data or the failure to capture data. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs and expenses and generally harm our business. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place and continue to invest in technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and adverse financial consequences to our business.

Increased labor costs, union disputes, employee strikes and other labor-related disruption may adversely affect our operations.

Labor costs constitute a significant percentage of our total operating costs. A substantial portion of our workforce is represented by labor unions and covered by collective bargaining agreements.

Our business plan includes assumptions about labor costs. We believe that our labor costs currently are competitive; however, we cannot assure you that our labor costs going forward will remain competitive because: labor agreements may be amended or become amendable, competitors may significantly reduce their labor costs, reducing or eliminating any comparative advantages as to one or more competitors, or labor costs may increase in connection with potential acquisitions.

Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, or the RLA. Under the RLA, collective bargaining agreements generally contain “amendable dates” rather than expiration dates, and the RLA requires that a carrier maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board, or NMB. This process continues until either the parties have reached agreement on a new collective bargaining agreement, or the parties have been released to “self-help” by the NMB. Although in most circumstances the RLA prohibits strikes, after release by the NMB, carriers and unions are free to engage in self-help measures such as strikes and lock-outs.

Our pilots are represented by the National Pilots Association, or NPA. The agreement with our pilots became amendable in 2005 and is currently in mediation under the auspices of the National Mediation Board. AirTran’s flight attendants are represented by the Association of Flight Attendants, or AFA. The agreement with the flight attendants becomes amendable in December 2008. Our dispatchers are represented by the Transport Workers Union, or TWU and the agreement with our dispatchers becomes amendable in January 2009. We have four separate agreements with employee groups represented by the International Brotherhood of Teamsters, or IBT. The agreement with our maintenance technicians and inspectors becomes amendable in October 2009. The agreement with our technical training instructors becomes amendable in March 2010. The agreement with our stores clerks becomes amendable in June 2010. Finally, the agreement with our ground service equipment employees becomes amendable in September 2011.

While we believe that our relations with labor are generally good, any strike or labor dispute with our unionized employees may adversely affect our ability to conduct business. The outcome of our collective bargaining negotiations cannot presently be determined. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

If we incur problems with any of our third party airport services providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.

We conduct complete ground handling services at 33 of the 56 airports we serve, including at our Atlanta hub. Ground handling services provided by third parties at the remaining 23 airports typically are of three types: above-wing only, under-wing only and complete ground handling. Above-wing services include but are not limited to aircraft cleaning and food and beverage services. Under-wing ground handling services include, but are not limited to, directing the aircraft into and out of the gate, baggage loading and unloading, lavatory and water servicing, de-icing and certain other services. Complete ground handling consists of public contact (at the ticket counter, gate and baggage service office) and under-wing services combined. Operations not conducted by our employees are contracted to other air carriers, ground handling companies or fixed-base operators with such operations overseen by our employees.

Our reliance on third party service providers will continue in the foreseeable future and may result in the relative inability to control the efficiency and timeliness of all of our outsourced ground handling operations. Although we do not anticipate any material problems with the efficiency and timeliness of our existing contract services, problems in connection with such third party services could have a material adverse effect on our business, financial condition and results of operations.

Our business is and will continue to be subject to weather factors and seasonal variations in airline travel, which cause results to fluctuate.

Our operations will continue to be vulnerable to weather conditions in different parts of our network that could disrupt service, create air traffic control problems, decrease revenue and increase costs, such as during hurricane season in the Southeast United States, and, as our operations in the Midwest and Northeast United States expand, snow and severe winter weather in such regions. Air travel tends to be seasonal. The second quarter tends to be our strongest revenue quarter. Our results of operations reflect weather factors and seasonality, and therefore quarterly results are not necessarily indicative of those for an entire year and the prior results are not necessarily indicative of our future results. In addition, our dependence on a primary hub and on a route network operating largely on the East Coast make, and will continue to make, us more susceptible to adverse weather conditions and other traffic delays along the East Coast than some of our competitors that may be better able to spread these traffic risks over larger route networks.

We are subject to various risks as a result of our fleet concentration in two fleet types.

As of April 15, 2008, we have 87 B717 aircraft and 54 B737 aircraft in our total fleet. Because fewer carriers operate B717 aircraft, FAA actions to ground that aircraft generally (if actual or suspected defects were discovered in the future unique to that aircraft) would have a more singular effect on us. Also, because the manufacturer of the B717 discontinued the production of B717 aircraft in 2006, we expect to experience increased costs in later years in connection with parts acquisition and/or maintenance for such aircraft than we would likely incur if such aircraft were still in production.

Our maintenance costs are expected to increase.

Our recent maintenance expenses have been lower than what we expect to incur in the future because of the young age of our B717 and B737 aircraft fleet. Our maintenance costs are expected to increase as these aircraft age and come off of manufacturer’s warranty and utilization increases.

Our reputation and financial results could be negatively affected in the event of a major aircraft accident.

An accident involving one of our aircraft could involve not only repair or replacement of the damaged aircraft and our consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. Moreover, any aircraft accident, even if fully insured, could cause a public perception that our aircraft are less safe or reliable than other airlines, and that could have a negative effect on our business. The occurrence of one or more incidents or accidents involving our aircraft could have a material adverse effect on the public’s perception of us and our future operations.

We are required by the DOT to carry liability insurance on each of our aircraft. We currently maintain liability insurance in amounts and of the type consistent with industry practice. Although we currently believe our insurance coverage is adequate, the amount of such coverage may be changed in the future or we may be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse impact on our business and financial results.

We are subject to extensive regulation by the FAA, the DOT, and other governmental agencies, compliance with which could cause us to incur increased costs and negatively affect our business and financial results.

We, and airlines in general, are subject to a wide range of governmental regulation, including regulation by the FAA. A modification, suspension or revocation of any of our FAA authorizations or certificates could adversely impact our business.

In the last several years, Congress has passed laws and the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs to airlines. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect our operating costs, or our ability to conduct existing or future operations outside of the United States. We cannot predict what laws and regulations may be adopted or their impact, and we cannot guarantee that laws or regulations currently proposed or enacted in the future will not adversely affect it.

Increases in insurance costs or reduction in insurance coverage may adversely impact our operations and financial results.

The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airlines. Accordingly, our insurance costs increased significantly. Likewise, the ability to continue to obtain insurance even at current prices will remain uncertain. Pursuant to the Airline Transportation and System Stabilization Act, the federal government stepped in to provide supplemental third-party war-risk insurance coverage to commercial carriers for renewable 60-day periods, at substantially lower premiums than prevailing commercial rates and for levels of coverage not available in the commercial market. In November 2002, Congress passed the Homeland Security Act of 2002, which mandated the federal government to provide third-party, passenger, and hull war-risk insurance coverage to commercial carriers through August 31, 2003, and which permitted such coverage to be extended by the government through December 31, 2003. The Emergency Wartime Supplemental Appropriations Act extended the government’s mandate to provide war-risk insurance until December 31, 2004. Pursuant to the Consolidated Appropriations Act of 2005, Congress further extended the government’s mandate to provide war-risk insurance until August 31, 2005 at the discretion of the Secretary of Transportation. During 2007, the coverage was extended in six month increments. Currently, we have received certification of coverage through August 31, 2008. If the federal insurance program terminates, we would likely face a material increase in the cost of war-risk insurance or such insurance might not be available at all. Because of the competitive pressures in the industry, the ability to pass along additional insurance costs to passengers may be limited. As a result, further increases in insurance costs or reductions in available insurance coverage could harm earnings. Any coverage that might be available to us through commercial aviation insurers also could have substantially less desirable terms, and might not be adequate to protect our risk, which could harm our business.

The travel industry, which was materially adversely affected by the September 11, 2001 terrorist attacks, continues to face on-going security concerns and cost burdens associated with security.

The terrorist attacks of September 11, 2001 materially impacted and continue to impact air travel beyond insurance costs. In November 2001, the President signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalized substantially all aspects of civil aviation security, creating a new Transportation Security Administration, or TSA. Under the Aviation Security Act, substantially all security screeners at airports are now federal employees and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals and federal security screeners. Among other matters, the law mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provisions of passenger data to U.S. Customs and enhanced background checks. These increased security procedures introduced at airports since the attacks have increased costs to airlines.

Future acts of terrorism or escalation of U.S. military involvement overseas could adversely affect the airline industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of United States military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the airline industry would likely experience significantly reduced demand. We cannot assure you that these actions, or consequences resulting from these actions, will not harm our business or the airline industry generally.

Certain major airlines have reduced their cost structures reducing AirTran’s competitive cost advantage.

Since 2001, as a result of slower general economic conditions, the high price of fuel, and intense competition, the airline industry experienced record financial losses. In response to the adverse financial results the airline industry has experienced, airlines have taken actions in an effort to reduce losses by, reducing employee headcount, limiting service offerings, renegotiating labor contracts, restructuring through the bankruptcy process, and reconfiguring flight schedules, as well as other efficiency and cost-cutting measures. While our cost advantage remains significant, these changes have reduced our cost advantage over certain airlines. To maintain our cost advantage, we strive to reduce our non-fuel operating costs. Although we have reduced non-fuel cost per available seat mile six consecutive years, we cannot assure you that we will be able to achieve similar reductions in future years or at all.

The airline industry is intensely competitive.

The airline industry in general and the low-fare sector in particular, is highly competitive. Our competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which will have more financial resources and/or could have lower cost structures than us, and other forms of transportation, including rail and private automobiles. In most of the markets which we currently serve, and in most of the markets which we expect to serve within the coming year, we compete or expect to compete with at least one other low-cost air carrier and one or more major legacy carriers. Our revenues are, and will continue to be, sensitive to numerous competitive factors, and the actions of other carriers in the areas of pricing, scheduling and promotions, all of which can have a substantial adverse impact on individual airline and overall industry revenues. These factors may become even more significant in periods when the industry experiences large losses, as airlines, under financial stress or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability. In 2008, five smaller carriers have filed for protection under the bankruptcy laws; however four of these carriers have ceased operations and are expected to liquidate rather than seek to reorganize.

We may face greater competition in the future from existing and new competitors. Any increased competition could have a negative impact on our business and operating results.

If we lose key senior management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our performance depends largely on the efforts and abilities of our members of senior management. These executives have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could have an adverse effect on our business. We will need to attract and retain additional qualified personnel and develop, train and manage an increasing number of management-level employees. We cannot assure you that we will be able to attract and retain personnel as needed in the future.

Risks Factors relating to us and potential acquisitions.

We have sought to acquire other carriers, as well as gates and other assets from other carriers. In the event we complete one or more acquisitions we may be subject to a variety of risks. We intend, to the extent possible, to integrate the operations of acquired assets and entities with those of AirTran Airways. Depending on the nature of the acquired entity or operations, integration of acquired operations into our present operations may present substantial difficulties. Even where material difficulties are not anticipated, there can be no assurance that we will not encounter such difficulties in integrating acquired operations with our operations, which may result in a delay or the failure to achieve anticipated synergies, increased costs and failures to achieve increases in earnings or cost savings. The difficulties of combining the operations of acquired companies may include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between us and an acquired entity;

•	the consolidation of sales and marketing operations;

•	the retention of existing customers and attraction of new customers;

•	the retention of key employees;

•	employee strikes and other labor-related disruptions in connection with union representation;

•	employee strikes and other labor-related disruptions in connection with seniority questions with respect to both union and non-union employees;

•	the consolidation of corporate and administrative infrastructures;

•	the integration and management of the technologies and products of the acquired entity, including the consolidation and integration of computer information systems;

•	the identification and elimination of redundant and underperforming operations and assets;

•	costs associated with the termination of assumed contractual obligations and the timing thereof;

•	diversion of management’s attention from ongoing business concerns;

•	the possibility of tax costs or inefficiencies associated with the integration of the operations;

•

the possible need to modify internal controls over financial reporting in order to comply with the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated there under; and

•	loss of customer goodwill.

For these or other reasons, we may fail to successfully complete the integration of an acquired entity, or to realize the anticipated benefits of the integration of an acquired entity. Actual cost savings and synergies which may be achieved from an acquired entity may be lower than we expect and may take a longer time to achieve than we anticipate. Other acquisition related risks include risks associated with higher costs or unexpected difficulties or problems with acquired assets or entities including different flight equipment, outdated or incompatible technologies, labor difficulties or an inability to realize anticipated synergies and efficiencies. Whether within anticipated timeframes or at all, one or more of such acquisition-related risks, if realized, could have an adverse impact on our business, financial condition, results of operations or operations.

Risks Related to the Notes, Our Common Stock and this Offering

We may incur substantially more debt or take other actions that may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring substantial additional indebtedness in the future, including secured indebtedness or indebtedness at the subsidiary level, to which the notes would be structurally subordinated. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. The indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured indebtedness.

Many of our operations are conducted through, and many of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes.

As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon conversion or repurchase, could be adversely affected.

In addition, except as described under “Description of the Notes—Interest Escrow,” the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the collateral securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

As of March 31, 2008, we had $125 million of senior indebtedness outstanding and our subsidiaries had outstanding total liabilities, excluding intercompany liabilities but including trade payables, of approximately $1.6 billion.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of the Notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to repurchase the notes that are tendered for repurchase could result in your incurring a substantial loss on your investment.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Although a pledge of our interest in the escrow account will secure the initial six interest payments on the notes, the ability of holders of notes to enforce their security will be delayed if we become the subject of a case under the U.S. Bankruptcy Code.

The pledge of our interest in the escrow account is intended to secure the first six installments of interest on the notes. If we become the subject of a case under the U.S. Bankruptcy Code, however, the ability of holders of the notes to enforce their security interest in the escrow account and receive payment in respect of the government securities would be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Any resulting delay could be for a substantial period of time.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If certain events constituting a make-whole fundamental change occur, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The adjustment to the conversion rate for notes converted in connection with such make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share, subject to adjustment, no adjustment will be made to the conversion rate. In no event will the total number of shares of common stock added to the conversion rate as a result of such make-whole fundamental change exceed              per $1,000 principal amount of the notes, subject to adjustment.

Our obligation to increase the conversion rate in connection with any such make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but if you subsequently convert your notes and receive common stock upon such conversion, you will be subject to all changes affecting the common stock. You will not have rights with respect to our common stock until the conversion date for a conversion of your notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From April 1, 2007 through April 21, 2008, the sale price of our common stock on the New York Stock Exchange ranged from $12.65 to $3.32 per share, and the last reported sale price of our common stock on April 21, 2008 was $4.56 per share.

The price of our common stock may fluctuate significantly as a result of many factors in addition to the factors discussed in these risk factors. These factors, some or all of which are beyond our control, include:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

•	success of our operating, growth and high priced fuel strategies;

•	investor anticipation of competitive and industry threats, whether or not warranted by actual events;

•	operating and stock price performance of other comparable companies or companies investors may deem comparable to us;

•	news reports relating to trends in our industry or general economic conditions; and

•	realization of any of the risks described in these risk factors.

In addition, the stock market can experience extreme volatility that often may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. Also, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock. In addition, the issuance of the notes could have a dilutive effect on our earnings per share in the future.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including in the concurrent offering of our common stock, could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

In connection with this offering, all of our executive officers and directors have entered into lock-up agreements with the underwriters for this offering. As a result of these lock-up agreements, approximately 2.6 million shares are subject to a contractual restriction on resale through the date that is 90 days after the date of this prospectus supplement. The market price for shares of our common stock may decline if stockholders not subject to lock-up agreements sell a substantial number of shares, if stockholders subject to the lock-up agreements sell a substantial number of shares when the restrictions on resale lapse, or if the underwriters waive the lock-up agreements and allow such stockholders to sell some or all of their shares.

None of our other existing shareholders, including Fidelity Management, which in the aggregate held approximately 11.1 million shares as of February 14, 2008, Wellington Management Company, which in the aggregate held approximately 7.8 million shares as of February 14, 2006, Citadel Limited Partnership, which held approximately 5.1 million shares as of April 10, 2007, Farallon Capital Partners, L.P., which held approximately 6.8 million shares as of December 31, 2007, Goldman Sachs Asset Management, L.P., which held approximately 5.0 million shares as of December 31, 2007, and Par Investment Partners, L.P., which held approximately 4.7 million shares as of January 11, 2008, have entered into lock-up agreements with the underwriters for this offering. Substantially all of the shares of common stock held by such stockholders are freely tradable, tradable under Rule 144 or registered for re-sale pursuant to an effective registration statement. If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the conversion price per share of the notes in this offering. We have an effective shelf registration statement from which additional shares of our common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the conversion price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the conversion price per share at the time of conversion of the notes, investors who convert our notes into common stock will suffer a dilution of their investment.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be deemed to have received a dividend to the extent of our earnings and profits, which will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Tax Consequences”), such deemed dividend generally would be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Dividend Policy” and “Certain U.S. Federal Tax Consequences.”

Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our common stock or our securities convertible into common stock.

The existence of some provisions in our corporate documents and Nevada law may discourage, delay or prevent a change in control, which could adversely affect the price of our common stock or the price of the notes or our other securities convertible into common stock. Our certificate of incorporation and bylaws contain some provisions that may make the acquisition of control more difficult, including provisions relating to the nomination, election and removal of directors, the structure of the board of directors, and limitations on actions by our shareholders. In addition, Nevada law also imposes some restrictions on mergers and other business combinations between us and any holder of 10 percent or more of our outstanding common stock.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We intend to use the net proceeds from this offering for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management and board of directors with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

USE OF PROCEEDS

The net proceeds from this offering to sell $65,000,000 aggregate principal amount of notes (or $74,750,000 if the underwriters exercise their option to purchase additional notes in full) will be approximately $             million, or $             million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

Concurrently with this offering, we are offering to sell 14,250,000 shares of our common stock (or up to 16,387,500 shares if the underwriters exercise their option to purchase additional shares of common stock in full). The net proceeds from our concurrent public offering of common stock will be approximately $             million, or approximately $             million if the underwriters' option is exercised in full.

We will use a portion of the net proceeds from this offering to acquire government securities sufficient to make the first six scheduled semi-annual interest payments on the notes, and such government securities will be placed into an escrow account for the benefit of the noteholders. We intend to use the remaining net proceeds from this offering of notes and our concurrent public offering of common stock for general corporate purposes, which may include additions to working capital, capital expenditures, the retirement of debt, other investments in strategic alliances, code-share agreements, or other business arrangements and, although we are not presently in any negotiations, possible acquisitions of other airlines or their assets. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the trading symbol “AAI.” The following table sets forth, for the periods indicated, the high and low sale prices per share of the common stock as reported by the New York Stock Exchange.

	Common Stock Price
	High	Low
Year Ended December 31, 2006:
First Quarter	$18.85	$13.51
Second Quarter	$18.20	$11.54
Third Quarter	$15.10	$9.06
Fourth Quarter	$13.77	$9.51

Year Ended December 31, 2007:
First Quarter	$13.09	$9.69
Second Quarter	$12.65	$10.18
Third Quarter	$11.50	$9.00
Fourth Quarter	$10.85	$7.13

Year Ended December 31, 2008
First Quarter	$9.13	$5.61
Second Quarter (through April 21, 2008)	$6.95	$3.32

On April 21, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $4.56 per share.

As of March 31, 2008, there were approximately 4,224 stockholders of record. This figure does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

DIVIDEND POLICY

Historically, we have not declared cash dividends on our common stock. In addition, the indenture for the notes and the indenture for our existing 7% Convertible Notes due 2023 may require adjustments to the conversion rate for such notes in the event we pay certain cash dividends. We intend to retain earnings to finance the development and growth of our business. Accordingly, we do not anticipate that any cash dividends will be declared on our common stock for the foreseeable future. Future payments of cash dividends, if any, will depend on our financial condition, results of operations, business conditions, capital requirements, restrictions contained in agreements, future prospects and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash, and investments and our capitalization as of March 31, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of $65,000,000 aggregate principal amount of notes in this offering, and as further adjusted to give effect to the sale of 14,250,000 shares of common stock at the price to public of $     per share, in each case, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in the accompanying prospectus.

	As of March 31, 2008
	Actual	Adjusted			Further Adjusted
	(in thousands except per share data)
Cash and cash equivalents, restricted cash, and investments:
Current(1)	$378,093			(2)
Non-current	8,230			(3)

Total	386,323

Long-term debt and capital lease obligations, including current maturities(4)	1,135,732

Stockholders’ equity:

Preferred stock, $.01 par value per share, 5,000 shares authorized, no shares issued and outstanding	—		—			—
Common Stock, $.001 par value per share, 1,000,000 shares authorized, and 92,302 shares issued and outstanding at March 31, 2008, and shares outstanding as adjusted	92
Additional paid-in capital	398,793
Accumulated earnings	13,271
Accumulated other comprehensive income (loss)	2,383

Total stockholders’ equity	$414,539	$			$

Total capitalization	$1,550,271	$			$

(1)	As of March 31, 2008, $28.3 million of our cash was restricted, which included cash supporting outstanding letters of credit of $3.1 million.

(2)	Includes current portion of $ of the net proceeds of the notes (subject to increase to a current portion of $ if the underwriters exercise their over-allotment option in full) to be used by the Company to acquire government securities that will be placed in an escrow account and pledged to secure the first six semi-annual scheduled interest payments on the notes.
(3)	Includes non-current portion of $ of the net proceeds of the notes (subject to increase to a non-current portion of $ if the underwriters exercise their over-allotment option in full) to be used by the Company to acquire government securities that will be placed in an escrow account and pledged to secure the first six semi-annual scheduled interest payments on the notes.
(4)	Includes indebtedness of our wholly owned subsidiary, AirTran Airways, of $1.0 billion.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture between us and U.S. Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture between us and the trustee, in each case dated as of the first date of issuance of the notes (as supplemented, the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the notes, the indenture and the pledge and escrow agreement. It does not purport to be complete. In the case of any inconsistency between this description and the “Description of Debt Securities” in the accompanying prospectus, this description will govern. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture, and the pledge and escrow agreement, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus supplement under “Where You Can Find More Information.”

For purposes of this “Description of the Notes” section, references to “we,” “us,” “our” and “the company” refer solely to AirTran Holdings, Inc. and not to its subsidiaries.

General

The Notes

The notes will:

•	initially be limited to an aggregate principal amount of $65,000,000 (or $74,750,000, if the underwriters exercise their over-allotment option in full);

•	mature on April 15, 2015, unless earlier converted by holders or repurchased by us at the option of holders in connection with a fundamental change;

•

bear interest at a rate of         % per annum on the principal amount of the notes, payable semi-annually, in arrears, on each April 15 and October 15, beginning on October 15, 2008, to the holders of record at the close of business on the preceding April 1 and October 1, respectively;

•	not be redeemable at our option prior to maturity;

•

be subject to repurchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a fundamental change (as defined under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any), if any, to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change;” and

•	be represented by one or more registered securities in global form as described under “—Book-Entry Delivery and Form.”

The notes may be converted into shares of our common stock at a conversion rate initially equal to              shares per $1,000 principal amount of notes. The number of shares to be received upon conversion is subject to adjustment if certain events occur. Upon conversion of a note, you will not receive any separate payment for accrued and unpaid interest (including additional interest, if any), except under the limited circumstances described below under “—Conversion of Notes—General” and “—Early Conversion Make-Whole Amount.” If a

make-whole fundamental change (as defined under “—Increase of Conversion Rate upon a Make-Whole Fundamental Change”) occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of our common stock.

The indenture governing the notes will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture will contain no covenants or other provisions to afford protection to holders of the notes in the event of highly leveraged transactions or a fundamental change, except to the extent described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets”.

Except as described below under “—Interest Escrow,” the notes will be our senior unsecured obligations, ranking equally in right of payment to all of our existing and future senior indebtedness. The notes will be effectively subordinated in right of payment to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations and effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit. As of March 31, 2008, we had $125 million of senior indebtedness outstanding and our subsidiaries had outstanding total liabilities, excluding intercompany liabilities but including trade payables, of approximately $1.6 billion.

No sinking fund is provided for the notes and the notes are not subject to defeasance.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and will be represented by one or more global notes. References to “a note” or “each note” in this prospectus supplement refer to each $1,000 principal amount of notes. We may pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York (“DTC”), will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, that portion of the notes not being repurchased.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any shares of our common stock received upon conversion of the notes are summarized in this prospectus supplement under the heading “Certain U.S. Federal Tax Consequences.”

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes), including placing a portion of the proceeds of such additional notes in an escrow account to secure any interest payments on or before April 15, 2011 for such additional notes, and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and offers to purchase. We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Principal, Maturity

The indenture governing the notes will provide for the issuance by us of notes in an amount initially limited to $65,000,000 aggregate principal amount (or $74,750,000 aggregate principal amount if the underwriters exercise their over-allotment option in full). The notes will mature on April 15, 2015.

Interest

The notes will bear interest at a rate of         % per annum on the principal amount from April     , 2008. We will pay interest semi-annually, in arrears, on each April 15 and October 15, beginning on October 15, 2008. Interest will be paid to the holders of record at the close of business on the April 1 and October 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April     , 2008. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder.

Interest Escrow

Our obligations under the notes will be secured in part for three years by a pledge of the escrow account described below and the assets therein pursuant to a pledge and escrow agreement. Approximately $             million (plus an additional approximately $             million if the underwriters’ over-allotment option is exercised in full) will be deposited in the escrow account and be used to purchase a portfolio of government securities that will be pledged as security for our obligations under the notes and the indenture. The pledge and escrow agreement defines government securities as:

•	noncallable direct obligations of, or noncallable obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America; and

•	holdings in any mutual fund or similar investment vehicle that holds only cash and securities of the types set forth in the bullet point above.

The pledge and escrow agreement provides for the grant by us to the trustee of security interests in the escrow account and the assets therein for the equal benefit of the holders of the notes. The security interests will secure the payment and performance when due of our obligations under the notes and the indenture, as provided in the pledge and escrow agreement. The ability of holders of the notes to realize upon the funds or securities in the escrow account may be subject to certain bankruptcy law limitations in the event of our bankruptcy.

The escrow account will contain an amount of government securities sufficient to fund, when due, the total aggregate amount of the first six scheduled interest payments on the notes. Funds will be disbursed from the escrow account to pay interest on the notes. If at any time the escrow account contains government securities and/or cash sufficient to fund payments in excess of the remaining interest payments on the notes scheduled to occur on or prior to April 15, 2011, such excess government securities or funds may be released to us. All cash contained in the escrow account will be invested in government securities pending release. Upon any conversion of notes prior to April 15, 2011, the trustee will liquidate a portion of the government securities and release from the escrow account proceeds sufficient to pay the early conversion make-whole amount described under “—Early Conversion Make-Whole Amount.” Upon the acceleration of the maturity of the notes or our failure to pay principal at maturity, the pledge and escrow agreement will provide for the foreclosure by the trustee upon the net proceeds of the escrow account. In the event of such a foreclosure, the proceeds of the escrow account will be applied:

•	first, to amounts owing to the trustee in respect of fees and expenses of the trustee; and

•	second, to the obligations under the notes, on a pro rata basis, based upon the aggregate principal amount of the notes then outstanding.

Our failure to pay interest on the notes within 10 business days of an interest payment date through April 15, 2011 will constitute an event of default. See “—Events of Default”

Conversion of Notes

General

Subject to the qualifications and the satisfaction of the conditions described below, a holder may, at its option, convert any of its notes into shares of our common stock at the conversion rate described below under “—Conversion Rate.” A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

A holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date.

Except as described below and under “—Early Conversion Make-Whole Amount,” we will not make any payment in cash or common stock or other adjustment for accrued and unpaid interest (including additional interest, if any) on any notes when they are converted. If a holder of notes converts after the close of business on a record date for an interest payment but prior to the opening of business on the corresponding interest payment date, the holder at the close of business on such record date will receive, on that interest payment date, accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including additional interest, if any) that has accrued and will be paid on the related interest payment date if such conversion occurs after April 15, 2011. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after the close of business on a record date and on or prior to the opening of business on the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on April 1, 2015 and prior to the maturity date.

Subject to our obligations described under “—Early Conversion Make-Whole Amount,” our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date. As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

If you convert notes, we will pay any documentary, stamp or similar issue or transfer taxes or duties due on the issue or delivery of shares of our common stock upon conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay the tax.

Conversion Rate

The initial conversion rate will be              shares per $1,000 principal amount of notes. This represents an initial conversion price of approximately $             per share of our common stock. The conversion rate, and thus the conversion price, may be adjusted under certain circumstances, as described under “—Conversion Rate Adjustments.”

A holder of a note otherwise entitled to a fractional share will receive cash in lieu of fractional shares in an amount equal to the value of such fractional share based on the closing price of our common stock on the related conversion date.

A note for which a holder has delivered a repurchase notice requiring us to purchase the notes upon a fundamental change, as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change,” may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange or, if our common stock is not listed for trading on the New York Stock Exchange, as reported by the principal other national or regional securities exchange on which our common stock is listed for trading or otherwise as provided in the indenture.

The term “trading day” means a day during which trading in our common stock generally occurs and there is no market disruption event.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The term “scheduled trading day” means a day that is scheduled to be a trading day.

Increase of Conversion Rate upon a Make-Whole Fundamental Change

If a holder elects to convert notes in connection with a make-whole fundamental change (as defined below), we will increase the conversion rate by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on (and includes) the 15th scheduled trading day prior to the anticipated effective date of such make-whole fundamental change and ends on (and includes) the repurchase date relating to such make-whole fundamental change, as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.” A “make-whole fundamental change” means a transaction described under clause (1) or clause (3) under the definition of “fundamental change” (including the paragraph immediately following such definition), as set forth below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and is based on the earliest of the date on which the make-whole fundamental change is publicly announced, occurs or becomes effective (the “adjustment date”) and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described under the next paragraph. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the closing prices of our common stock over the thirty consecutive trading days prior to, but not including, the date of effectiveness of the make-whole fundamental change.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate is adjusted as described under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares of our common stock to be received per $1,000 principal amount of our notes upon a conversion in connection with a make-whole fundamental change.

Adjustment Date
Stock Price	April , 2008	April 15, 2009	April 15, 2010	April 15, 2011	April 15, 2012	April 15, 2013	April 15, 2014	April 15, 2015

$

$

$

$

$

$

$

$

$

$

$

$

$

The exact stock price and adjustment date may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the adjustment date is between two adjustment dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later adjustment dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Our obligations to deliver the additional shares to holders that convert their notes in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions upon a Make-Whole Fundamental Change

Notes surrendered for conversion in connection with a make-whole fundamental change will be settled as follows:

•

if the conversion date occurs prior to the date of effectiveness of such make-whole fundamental change, settlement shall occur on the third trading day immediately following such date of effectiveness; and

•

if the conversion date occurs on or following the date of effectiveness of such make-whole fundamental change, settlement shall occur on the third trading day immediately following the conversion date.

We will settle such conversions by delivering reference property (as defined under “—Conversion Rate Adjustments—Treatment of Reference Property”) equivalent to shares of our common stock based on the increased conversion rate resulting from such make-whole fundamental change.

Notwithstanding the foregoing, if the reference property with respect to a make-whole fundamental change consists entirely of cash, (i) the applicable stock price used to determine the amount of cash payable upon conversion of the notes in connection with such make-whole fundamental change will be the amount of cash paid per share of our common stock in such make-whole fundamental change and (ii) notes surrendered for conversion in connection with such make-whole fundamental change will be settled as follows:

•

if the conversion date occurs prior to the date of effectiveness of such make-whole fundamental change, settlement shall occur on the third business day immediately following such date of effectiveness; and

•	if the conversion date occurs on or following the date of effectiveness of such make-whole fundamental change, settlement shall occur on the third business day following the conversion date.

For the avoidance of doubt, in the event notes are surrendered for conversion in connection with an anticipated make-whole fundamental change and such make-whole fundamental change does not in fact occur, no additional shares will be added to the conversion rate, no additional cash or reference property will be paid as a result of the related anticipated make-whole fundamental change and settlement shall occur on the third business day following the date on which the transaction giving rise to the anticipated make-whole fundamental change is terminated or abandoned.

Conversion Rate Adjustments

This “—Conversion Rate Adjustments” subsection describes adjustments to the conversion rate to be made in connection with the events described below, as well as events that will not result in adjustment of the conversion rate, treatment of rights, treatment of reference property and voluntary increases in the conversion rate.

Adjustment Events

The conversion rate will be adjusted as follows:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR0 = the conversion rate in effect immediately prior to the open of business on the record date for such dividend or distribution or the open of business on the effective date of such share split or share combination, as the case may be;

CR' = the new conversion rate in effect immediately after the open of business on the record date for such dividend or distribution or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the record date for such dividend or distribution or the open of business on the effective date of such share split or share combination, as the case may be;

OS' = the number of shares of our common stock outstanding immediately after such dividend or distribution or the open of business on the effective date of such share split or share combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the closing price of our common stock on the trading day immediately preceding the record date for such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed):

CR0 = the conversion rate in effect immediately prior to the open of business on the record date for such distribution;

CR' = the new conversion rate in effect immediately after the open of business on the record date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, assets, property or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which an adjustment under clause (1) or (2) above shall apply;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR0 = the conversion rate in effect immediately prior to the open of business on the record date for such distribution;

CR' = the new conversion rate in effect immediately after the open of business on the record date for such distribution;

SP0 = the average of the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property or rights or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

CR' = the new conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the closing prices of our common stock over the 10 consecutive trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR0 = the conversion rate in effect immediately prior to the open of business on the record date for such distribution;

CR' = the new conversion rate in effect immediately after the open of business on the record date for such distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share of our common stock that we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day next succeeding the date such tender or exchange offer expires;

CR' = the new conversion rate in effect immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP' = the closing price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all or any portion of such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made or had only been made in respect of the purchases that had been effected. Except as set forth in the preceding sentence, if the application of this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

For purposes hereof, the term “ex-dividend date” means the first date on which the common stock trades, regular way, on the relevant exchange, or in the relevant market from which the closing price was obtained, without the right to receive such dividend or distribution.

Whenever any provision of the indenture requires us to calculate an average of the closing price over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-dividend date” of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward or in connection with any conversion of the notes.

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities or the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the time the notes were first issued;

•

upon the issuance of any shares of our common stock pursuant to the common stock offering being made concurrently with the offering of the notes (including upon the initial issuance and subsequent issuance of shares of our common stock if the over-allotment option is exercised by the underwriters thereunder);

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including additional interest, if any.

Treatment of Rights

In the event we adopt or implement a shareholder rights agreement (a “shareholder rights plan”) pursuant to which rights (“rights”) are distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, then there shall not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such rights. If, however, prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our capital stock, indebtedness, assets, property or rights or warrants as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Treatment of Reference Property

In the event of:

•

any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our common stock);

•

a statutory share exchange, consolidation, merger or combination involving us (other than a merger in which we are the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination of our common stock) in, outstanding shares of our common stock); or

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (a “reorganization event”), then, at the effective time of the reorganization event, the settlement of notes tendered for conversion will be based on, and the property deliverable in respect of any such settlement will consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of common stock upon such reorganization event (the “reference property”). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.

Voluntary Increases of Conversion Rate

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days’ prior notice to the holders of the notes and the trustee of any increase in the conversion rate and the period during which it will be in effect. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish any tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date will be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

Book-entry interests or certificates representing shares of our common stock will be made, issued or delivered, as applicable, only after all applicable taxes and duties, if any, payable by the holder have been paid, and payment of any tax or duty that may be payable in respect of any transfer involving the issue or delivery of our common stock in the name of a person other than the holder of the note.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will only become entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, immediately prior to the close of business on the conversion date.

Except as set forth under “—Settlement of Conversions upon a Make-Whole Fundamental Change,” and subject to the second preceding paragraph, we will cause to be delivered to holders on the third trading day immediately following the conversion date, certificates representing the number of whole shares of our common stock into which the notes are converted and cash in lieu of fractional shares and cash with respect to any early conversion make-whole amount as described under “—Early Conversion Make-Whole Amount.”

Early Conversion Make-Whole Amount

Holders who convert their notes prior to April 15, 2011 will receive, in addition to a number of shares of our common stock calculated based on the conversion rate, the cash proceeds, subject to the limitation described below, from sale by the escrow agent of the portion of government securities in the escrow account that relate to the notes being converted, which we refer to as the early conversion make-whole amount; provided that if a holder converts notes after the close of business on any regular record date but prior to the next interest payment date, the government securities with respect to the notes being converted relating to the interest payable on such notes on such interest payment date and that will mature immediately prior to such interest payment date shall be excluded from such sale and from the early conversion make-whole amount, since the proceeds thereof will be paid to such holder on such interest payment date.

Upon receipt by the conversion agent of a conversion notice, the trustee will instruct the escrow agent to liquidate a portion of the government securities in the escrow account, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, government securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such government securities, and release the cash proceeds thereof to the relevant converting holder. The percentage of the remaining government securities to be sold will be determined based on the aggregate principal amount of notes being converted as a percentage of the total principal amount of notes then outstanding.

For the avoidance of doubt, holders who require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” will not be entitled to receive any early conversion make-whole amount. Likewise, references herein to “additional interest” do not include amounts payable as described above under the subheading “—Early Conversion Make-Whole Amount” regardless of the characterization of such payments for tax purposes.

Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below), each holder will have the right at its option, subject to the terms and conditions of the indenture, to require us to repurchase some or all of such holder’s notes for cash in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. If such repurchase date is after a record date and on or prior to the related interest payment date, however, then the interest payable on such interest payment date will be paid to the holder of record of the notes on the relevant record date (which may or may not be the same person to whom we will pay the purchase price), and the repurchase price will equal 100% of the principal amount of the notes to be repurchased. We will be required to repurchase the notes on a date that is not less than 20 nor more than 30 business days after the date we mail the notice referred to below.

Within 15 business days after a fundamental change has become effective, we must mail to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners, as required by applicable law, a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any increase to the conversion rate that resulted from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the repurchase right.

To exercise this right, a holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

We will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid on the later of the repurchase date and the time of book-entry transfer or delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the business day following the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest (including additional interest, if any) on such notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon book-entry transfer or delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group; or

(2) the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market or NASDAQ Global Market, or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States; or

(3) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets other than:

•	any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such transaction in substantially the same proportion as their entitlement to exercise, directly or indirectly, voting power of shares of our capital stock entitled to vote generally in elections of our directors immediately prior to such transaction; or

•

any transaction that is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of our common stock of the surviving entity or a direct or indirect parent of the surviving corporation; or

•

any transaction with any of our wholly-owned subsidiaries, so long as such transaction is not part of a plan or a series of transactions designed with the intention of, or having the effect of, merging or consolidating with, or conveying, transferring, selling, leasing or disposing of all or substantially all our properties and assets to, any other person or persons; or

(4) our shareholders approve any plan or proposal for our liquidation or dissolution.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights), which otherwise would constitute a fundamental change under clause (3) above, consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded, or to be traded, immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

For purposes of this fundamental change definition the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of “fundamental change” includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—We may not have the ability to repurchase the notes in cash upon the occurrence of fundamental change as required by the indenture governing the notes.”

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with, or merge into, any other person or convey, transfer or lease all or substantially all of our properties and assets to any other person in a single transaction or series of transactions, unless:

•

we are the continuing person or the resulting, surviving or transferee person, if other than us, is a corporation or limited liability company (provided that the successor may be a limited liability company only if the notes remain convertible into the common stock of a corporation) organized and validly existing under the laws of the United States of America, any state of the United States of America or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•

if, as a result of such transaction, the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us, or such other person, under the notes and the indenture; and

•	other conditions described in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.” An assumption of our obligations under the notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Reports

The indenture governing the notes provides that any documents or reports that we are required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 15 days after the same are required to be filed with the SEC.

Events of Default

Each of the following constitutes an event of default with respect to the notes under the indenture:

(1) a default in the payment when due of any principal of the notes at maturity, upon exercise of a repurchase right or otherwise;

(2) a default in the payment of interest or additional interest, if any, on any of the notes within 10 business days of an interest payment date through, and including, April 15, 2011;

(3) a default in the payment of interest or additional interest, if any, not covered under clause (2) above when due under the notes, which default continues for 30 days;

(4) our failure to deliver all shares of common stock when such common stock is required to be delivered upon conversion of a note and we do not remedy such default within 10 business days;

(5) a default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture and we do not remedy such default within 10 business days;

(6) our failure to deliver any early conversion make-whole amount and we do not remedy such default within 10 business days;

(7) our failure to comply with any of our other agreements in the notes or the indenture upon receipt of written notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(8) certain events of bankruptcy, insolvency or reorganization of us or any of our “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X); and

(9) the pledge and escrow agreement ceases to be in full force and effect, or enforceable, prior to its expiration in accordance with its terms.

If an event of default (other than an event of default described in clause (8) above with respect to us) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid (including additional interest, if any) through the date of such declaration to be immediately due and payable. The indenture provides that if an event of default described in clause (8) above with respect to us occurs, the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind acceleration with respect to the notes and, as discussed below, waive these past defaults.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the

SEC pursuant to Section 13 or 15(d) of the Exchange Act or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, or of the covenant described above in “—Reports” will for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate of 0.25% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 91st day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 91st day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 91st day), such additional interest will cease to accrue and, if the event of default relating to our reporting obligations has not been cured or waived prior to such 91st day, the notes will be subject to acceleration. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. For the avoidance of doubt, the additional interest shall not begin accruing until we fail to perform the reporting covenant for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of notes then outstanding. In the event we do not elect to pay the additional interest in accordance with this paragraph, the notes will be subject to acceleration.

In order to elect to pay the additional interest as the sole remedy during the first 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify the trustee and the paying agent of such election on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the notes will be subject to acceleration.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

No holder will have any right to institute any proceeding under the indenture or the notes, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture or the notes unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest (including additional interest, if any) on the notes on or after the applicable due date or the right to convert the notes in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal of or interest (including additional interest, if any) on the notes when due or the payment of any repurchase price;

•	our failure to convert the notes into shares of our common stock in accordance with the terms of the indenture; and

•	our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

If an event of default occurs, any notes in book-entry form only at DTC will be exchangeable for notes in certificated form registered in the name of the beneficial owner or its nominee.

A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our existing and future borrowing arrangements.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may, without notice to the holders, waive our compliance in any instance with any provision of the indenture or waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to the notes or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1) change the stated maturity of the principal of or the payment date of any installment of interest or additional interest, if any, on or with respect to the notes;

(2) reduce the principal amount, repurchase price or the conversion rate (except in a manner provided for in the indenture) of the notes or the rate of interest or additional interest, if any, on the notes;

(3) reduce the amount of principal payable upon acceleration of the maturity of the notes;

(4) change the currency in which the principal, repurchase price or interest with respect to the notes is payable;

(5) impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

(6) modify the provisions with respect to the repurchase rights of the holders described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” in a manner adverse to holders;

(7) adversely affect the right of holders to convert notes in any material respect, other than as provided in the indenture;

(8) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture;

(9) alter the manner of calculation or rate of accrual of interest or additional interest, if any, repurchase price or the conversion rate (except in a manner provided for in the indenture) on the notes or extend the time for payment of any such amount; or

(10) reduce the early conversion make-whole amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the holders.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of our obligations to holders of notes in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

(4) add a guarantor;

(5) comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) secure the notes;

(7) increase the conversion rate;

(8) comply with the rules of any applicable securities depositary, including DTC;

(9) conform the text of the indenture or the notes to any provision of this description of the notes to the extent that the text of this description of notes was intended by us and the underwriters to be a recitation of the text of the indenture or the notes as represented by us to the trustee in an officers’ certificate;

(10) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(11) provide for the issuance of additional notes, to the extent that we and the trustee deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

(12) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(13) establish the forms or terms of the notes if issued in certificated form; or

(14) make any change to the indenture or forms or terms of the notes that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture or the notes of any such holder.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the closing price of our common stock and the amount of any increase in the conversion rate for any notes converted in connection with a make-whole fundamental change. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Defeasance and Covenant Defeasance

The provisions of the indenture relating to defeasance and covenant defeasance shall not apply to the notes.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, shareholder or partner of ours, as such, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee, Paying Agent and Conversion Agent

U.S. Bank, National Association will be the trustee for the notes. The trustee will be the paying agent, conversion agent and registrar for the notes.

If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee or resign.

Book-Entry Delivery and Form

We will initially issue the notes in the form of one or more global notes. The global note will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in global notes who desire to convert their notes in accordance with the indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note. We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest on, the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global note or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global note for certificated securities, which we will distribute to DTC participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, global notes will be exchangeable for notes in certificated form. In addition, a beneficial interest in a global note will be exchangeable for a note in certificated form if (1) we deliver to the trustee and the registrar an officers’ certificate stating that such global note shall be so exchangeable or (2) an event of default has occurred and is continuing and the registrar has received a written request from DTC to issue the notes in certificated form.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the notes and of common stock into which the notes may be converted. This discussion applies only to holders that:

•

purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	hold the notes as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	persons subject to the alternative minimum tax; or

•	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or that beneficially own more than 5% of the fair market value of the notes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note or our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Early Conversion Make-Whole Amount

We may pay an amount we refer to as the early conversion make-whole amount as described above under “Description of the Notes—Early Conversion Make Whole Amount”. While the tax characterization of any such payment is unclear, we believe that it should be taxable to a U.S. Holder as ordinary interest income as described under “—Payments of Interest” above. We intend to treat the possibility that we will pay any such amount as a remote or incidental contingency and, as a result, take the position that the notes should not be treated as contingent payment debt instruments under the applicable Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on each U.S. Holder unless the U.S. Holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours.

The Internal Revenue Service (the “IRS”), however, may take a different position, which could affect the timing of a U.S. Holder’s income with respect to such additional interest. If the IRS takes a contrary position from that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield would be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. Holders should consult their tax advisers with regard to the potential application of these rules.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

A U.S. Holder’s adjusted tax basis in a note will generally be equal to the amount paid for the note. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Conversion into Common Stock

A U.S. Holder’s conversion of a note solely into common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock on the date of conversion. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder even though the holder does not receive any cash or property as a result of such adjustment.

If we were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to U.S. Holders of the notes. In addition, any other increase in the conversion rate of the notes may, depending on the circumstances, be deemed to be a distribution to U.S. Holders of the notes. However, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for common stock will generally not give rise to a taxable constructive dividend.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of our common stock or holders of notes, if as a result of such failure the proportionate interest of the stockholders or the note holders (as the case may be) in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “Common Stock Received in Exchange for a Note—Taxation of Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisers as to the tax consequences of receiving constructive distributions.

Common Stock Received in Exchange for a Note

Taxation of Distributions

Distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a non-corporate U.S. Holder in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year at the time of such disposition. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock, unless the U.S. Holder establishes an exemption from information reporting. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note or our common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder should consult his or her tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax on a foreign corporation at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•

we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with the conduct of a trade or business in the United States should consult their tax advisers with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax on a foreign corporation.

Dividends and Constructive Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder.

If a Non-U.S. Holder of a note or our common stock is engaged in a trade or business in the United States, and if dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to such holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on effectively connected dividends, will generally be taxed in the same manner as a U.S. Holder, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to us a properly executed IRS Form

W-8ECI in order to claim an exemption from withholding tax. These holders should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes and our common stock including the possible imposition of a branch profits tax on a foreign corporation at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the aggregate principal amount of notes indicated below:

Name	Principal Amount
Morgan Stanley & Co. Incorporated	$
Credit Suisse Securities (USA) LLC
Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of         % of the principal amount under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of         % of the principal amount to other underwriters or to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $9,750,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of these additional notes based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table. If the underwriters’ option is exercised in full, the total price to public would be $            , the total underwriters’ discounts and commissions would be $             and the total proceeds to us would be $            .

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, to be paid by us will be approximately $            .

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•

file any registration statement with the SEC other than a registration statement on Form S-8 relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

Subject to certain limitations, the restrictions applicable to our directors and executive officers do not apply to:

•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

•

transfers of shares of common stock or any security convertible into or exercisable for common stock as a bona fide gift or by will or intestate succession, or distributions to limited partners, members or shareholders of the transferor; provided that the transferee, donee or distribute agrees to be bound by such restrictions;

•

the exercise of any options to purchase shares of common stock granted under our Equity Incentive Plans provided that the notes issued upon such exercise shall be subject to the restrictions described above; or

•	transactions under Rule 10b-5(1) trading plans in effect as of the date of this prospectus supplement.

Subject to certain limitations, the restrictions applicable to us do not apply to:

•	the sale of the notes or common stock to the underwriters; or

•	the issuance by us of shares of common stock or other securities under our Equity Incentive Plans or the exercise or conversion of outstanding options, warrants, notes or other securities;

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. The underwriters are also participating in our concurrent offering of common stock.

LEGAL MATTERS

Certain legal matters relating to the notes offered will be passed upon for us by Smith, Gambrell & Russell, LLP. Davis Polk & Wardwell will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management's assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and must file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”). You may also read and copy documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information we have filed electronically with the SEC. This web site is located at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Accordingly, certain reports, proxy statements and other information we have filed with the SEC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain information is also available at our web site or from links on our web site at www.airtran.com. Information on our web site does not constitute part of this prospectus supplement.

AirTran has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus supplement does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to AirTran and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus supplement concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. We will provide, without charge, to each person to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement (excluding exhibits to the information that is incorporated by reference unless such exhibits are themselves specifically incorporated by reference), as well as the Company’s most recent Annual Report. To request these documents, please contact us at 9955 AirTran Blvd., Orlando, Florida, 32827, telephone number (407)251-5600, Attention Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. We have not authorized anyone to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus or supplement.

Information included in agreements filed as exhibits to our periodic reports has been included in such filings pursuant to applicable SEC rules and regulations or to provide information regarding the terms of such agreements. Such agreements are not intended to provide any other factual information about us. Such information can be found elsewhere in this prospectus and in our periodic reports. Agreements filed as exhibits to our periodic reports may contain representations and warranties made to us or by us to third parties solely for the purpose of the transaction or transactions described in such agreements and, except as expressly provided in such agreements, no other person was or is an intended third party beneficiary of such agreements or standards of materiality in such agreements or in disclosure schedules thereto. While we do not believe that any disclosure schedules which have not been filed as part of any agreements contain any information which securities laws require us to publicly disclose, other than information that has already been so disclosed, disclosure schedules may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the filed agreements. Accordingly, you should not rely on the representations and warranties contained in any such agreements as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules or by defined standards of materiality for purposes of such agreements. Disclosure schedules to filed agreements may contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties in filed agreements may have changed since the date of the applicable agreement, which subsequent information may or may not be fully reflected in our public disclosures, the disclosures of third parties, or at all.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus supplement by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Current Reports on Form 8-K filed by us on February 25, 2008, February 29, 2008, March 13, 2008 and March 19, 2008;

(c) The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act or any amendment or report filed for the purpose of updating any such description; and

(d) All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and on a Current Report on Form 8-K with respect to certain exhibits to the registration statement in connection with this offering, and, in all events, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus supplement, the accompanying prospectus, any free writing prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may be deemed forward-looking statements for purposes of Securities Act and the Securities Exchange Act. We use words such as “anticipate,” believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and may appear in any free-writing prospectus or in any documents incorporated by reference in any free-writing prospectus and, in each case, are statements regarding our current intent, belief or expectation, primarily with respect to our operations and related industry developments. Examples of these statements include, but are not limited to, statements regarding the following: our ability to generate working capital from operations, our ability to take delivery of and to finance aircraft, the adequacy of our insurance coverage, the cost and availability of aviation fuel, consumer demand and acceptance of services offered by us, our ability to achieve and maintain acceptable cost and fare levels, and actions by competitors, regulatory matters, general economic conditions, commodity prices, and changing business strategies. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements

PROSPECTUS

AIRTRAN HOLDINGS, INC.

$225,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

Through this prospectus, we may periodically offer to sell, or selling security holders may periodically offer to resell:

•	shares of our common stock;

•	shares of our preferred stock;

•	our debt securities; or

•	warrants to purchase any of these securities.

The offering price of all securities issued under this prospectus may not exceed $225,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

Our common stock trades on the New York Stock Exchange under the symbol “AAI.” We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See the Company’s Annual Report on Form 10-K and our subsequent filings with the SEC for a discussion of risk factors that you should consider before you invest in the securities offered by this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The terms “we”, “us”, “our”, the “company” and “AirTran” refer to our consolidated operations except where the context otherwise requires.

The date of this prospectus is August 31, 2005.

AIRTRAN

We are the parent company of AirTran Airways, Inc., one of the largest low fare scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service primarily in short-haul markets, principally in the eastern United States, with a majority of our flights originating and terminating at our hub in Atlanta, Georgia. As of August 1, 2005, we operated 83 Boeing 717 (B717) and 15 Boeing 737 (B737) aircraft making approximately 570 scheduled flights per day to 47 airports across the United States, serving more than 60 communities in 25 states, the District of Columbia, and the Bahamas.

We are a corporation organized under the laws of the State of Nevada. Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number is (407) 251-5600. We maintain an Internet site at http://www.airtran.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site.

USE OF PROCEEDS

Except as we may otherwise state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include the retirement of debt, additions to working capital, capital expenditures, acquisitions of other airlines or their assets, and other investments in strategic alliances, code-share agreements, or other business arrangements. We will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes, plus fixed charges less interest capitalized during the period and plus amortization of interest amortized in prior periods. Fixed charges include interest costs, including interest capitalized during the period, and the estimated interest component of rent expense.

Years Ended December 31,					Six Months Ended June 30, 2005
2000	2001	2002	2003	2004
1.7	(1)	1.1	1.6	1.1	1.0

(1)	For the year ended December 31, 2001, our earnings were insufficient to cover fixed charges by $1.5 million.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is qualified in its entirety by reference to our articles of incorporation and bylaws and to any certificate of designations that we file with the Securities and Exchange Commission if we offer preferred stock under this prospectus. We have filed a copy of our articles of incorporation as an exhibit to the registration statement of which this prospectus is part.

General

Our authorized capital stock consists of

•	1,000,000,000 shares of common stock, par value $0.001 per share, and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

As of July 31, 2005, approximately 87,220,000 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of our preferred stock.

Dividends

Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock.

Other Rights

On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders are entitled to share ratably in any assets available for distribution to our common stockholders.

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

•	the designation of the series;

•	the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of that series.

We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including the sale or issuance of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Business Combination Statute

We are subject to Section 78.438 of the Nevada Revised Statutes which restricts certain business combinations between our company and an “interested stockholder” or its affiliates or associates for three years after the stockholder becomes an “interested stockholder.” An “interested stockholder” is, in general, a stockholder that beneficially owns, directly or indirectly, 10% or more of the voting power of a corporation’s outstanding stock. The restrictions do not apply if our board of directors approved the transaction that caused an interested stockholder to become an interested stockholder. Although we may elect to exclude our company from the restrictions imposed by Section 78.438 of the Nevada Revised Statutes, our articles of incorporation do not currently exclude us from those restrictions. The impact of being subject to this provision could discourage an unfriendly or unsolicited takeover attempt.

Articles of Incorporation and Bylaw Provisions

The summary set forth below describes certain provisions of our articles of incorporation and bylaws. The summary is qualified in its entirety by reference to the provisions of our articles of incorporation and bylaws, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

Some of the provisions of our articles of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 78.438 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest.

Stockholder Action by Written Consent; Special Meetings

Under the Nevada Revised Statutes and our articles of incorporation, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority or other proportion of the voting power necessary to authorize or take the action.

Our bylaws provide that special meetings of stockholders may be called at any time by either a majority of our board of directors or by stockholders holding not less than 25% of the voting power. Business transacted at all special meetings must be confined to the objects stated in the calling of the meeting. A written request to our President or Secretary will cause either of them to give notice to our stockholders entitled to vote at the special meeting within 30 days after delivery of the request. The request may fix the time of meeting and contents of the notice. The notice must specify the place, day, hour and purpose for calling the meeting and must be sent to stockholders not less than 10 days nor more than 60 days before the meeting, except where the meeting is for the purpose of approving a merger or consolidation agreement, in which case notice must be given not less than 20 days prior to the meeting.

Amendments

The Nevada Revised Statutes require that any amendment to the provisions of our articles of incorporation must be approved by the holders of at least a majority of the outstanding common stock. Our bylaws provide that our board of directors may amend our bylaws.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “AAI.” We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes some of the general terms and conditions of the debt securities that we or selling security holders may offer under this prospectus. While the terms summarized below will apply generally to any debt that may be offered under this prospectus, we will describe the particular terms of any debt securities that we offer and the extent to which the general provisions below will apply to those debt securities in a prospectus supplement relating to such debt securities.

We will issue these debt securities under an indenture. A trustee under the indenture will be named prior to the offering of any debt securities. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debt securities will be subject to all those terms, and we refer the holders of the debt securities to the indenture and the Trust Indenture Act for a statement of those terms. Unless we otherwise indicate, capitalized terms have the meanings given them in the indenture. Unless we tell you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

The applicable prospectus supplement will specify whether the debt securities we issue will be senior, senior subordinated or subordinated, including, if applicable, junior subordinated, debt. The debt securities may be convertible into shares of our preferred stock or common stock or other securities or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. If we issue debt securities as part of units consisting of debt securities and other securities we may issue under this prospectus or in exchange for shares of our preferred stock, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

The following summary of various provisions of the indenture and the debt securities is qualified by reference to the indenture which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur, except as we may provide in the applicable prospectus supplement. The debt securities will be senior or subordinated obligations as described in the applicable prospectus supplement.

We will indicate in the applicable prospectus supplement the following terms of and information concerning any debt securities we issue and the extent those terms apply to those debt securities and have not been otherwise described:

•	the specific title, aggregate principal amount, denomination, and form;

•	the date of maturity or the method by which that date may be determined or extended;

•	any interest rate or rates, whether fixed or floating or the method by which that rate or those rates will be determined;

•

the date from which interest will accrue or the method by which that date may be determined or reset, the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places where the principal of and any premium and any interest on the debt securities will be payable, or where those debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the trustee for those debt securities;

•	the portion of the principal amount of debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

•	the denominations and the currency, currencies, currency units or composite currencies in which the debt securities will be issuable;

•	the currency, currencies, currency units or composite currencies in which payments on the debt securities will be made, if not U.S. dollars;

•	whether the debt securities are senior debt securities or subordinated debt securities, and if subordinated debt securities, the terms of the subordination;

•

any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which we may redeem the debt securities;

•	the ability of a holder of a debt security to renew or extend the maturity of all or any portion of a debt security;

•

whether the debt securities are convertible into or exchangeable for our common stock or preferred stock or other securities and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

•

if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

•	whether and by what method the debt securities of the series or certain covenants under the related indenture may be defeased and discharged by us;

•	whether the debt securities of the series shall be issued in whole or in part as book-entry securities;

•	whether additional debt securities of the series may be issued following the initial issuance of the debt securities of the series;

•	any applicable material federal income tax consequences; and

•

any other material specific terms of the debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

Payment of Principal, Premium and Interest

Unless otherwise indicated in an applicable prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee, which will be provided in the applicable prospectus supplement. At our option, however, payment of interest may be made by:

•	wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the trustee from any holder of debt securities;

•	any similar manner that the holder may designate in writing to the trustee; or

•	check mailed to the address of the holder as it appears in the security register.

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day.

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities and warrants which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the applicable prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Redemption

If and to the extent we provide in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

Events of Default

The indenture defines an event of default for the debt securities of any series as:

•	failure to pay principal (or premium) on any debt security of that series when due (after a 30 day grace period);

•	failure to pay interest on any debt security of that series within 30 days of the date when due;

•	failure to deposit any sinking fund payment when due for that series;

•	failure to perform for 90 days after notice any of the other covenants in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided for debt securities of that series.

The indenture provides that if any event of default affecting outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those debt securities as specified by their terms, of all debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul a declaration and waive past defaults, except, unless previously cured, a default in payment of principal of or any premium or any interest on the debt securities of that series and other specified defaults.

We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

The indenture contains a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indenture at the request of the holders of the debt securities of that series.

The indenture provides that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

The indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

We will be required to file with the trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the indenture.

Defeasance of Debt Securities or Selected Covenants

Defeasance and Discharge. Unless we otherwise indicate in the applicable prospectus supplement, the debt securities of any series will provide that we will be discharged from all obligations under the debt securities of that series, except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust, once we deposit with the trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of and any premium and any interest on, and any mandatory sinking fund payments that apply to, the debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the debt securities of that series.

Defeasance of Selected Covenants. Unless we otherwise provide in the applicable prospectus supplement, the debt securities of any series will permit us not to comply with some restrictive covenants, including those relating to consolidation and merger in the indenture, if we satisfy certain conditions. We will be able to defease those covenants if, among other things:

•

we deposit with the trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of and any premium and any interest on, and any mandatory sinking fund payments applicable to, the debt securities of that series on the stated maturity of those payments; and

•

we deliver to the trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

If we elect to defease the covenants of a series of debt securities and subsequently those debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration. However, we will remain liable for those payments.

We will state in the prospectus supplement for any particular series of debt securities if any defeasance provisions will apply to those debt securities.

Modification of the Indenture and Waiver of Covenants

The indenture permits us and the trustee, with the consent of the holders of at least a majority in principal amount of outstanding debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the indenture or modifying the rights of the holders of outstanding debt securities of that series, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any debt security of any series;

•

reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

•	change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The indenture also allows us not to comply with certain covenants in the indenture upon waiver by the holders of a majority in principal amount of outstanding debt securities of the series affected.

Consolidation, Merger and Sale of Assets

The indenture allows us, without the consent of the holders of any of the outstanding debt securities, to consolidate with or merge into any other person or transfer or lease substantially all of our assets if:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor corporation assumes our obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the indenture for the debt securities and the debt securities will be governed by New York law.

DESCRIPTION OF WARRANTS

The following description summarizes some of the terms and provisions of the warrants that we or selling security holders may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that may be offered under this prospectus, we will describe the particular terms of any series of warrants we offer and the extent which the general provisions below will apply to such warrants in more detail in a prospectus supplement relating to such warrants. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock, debt securities, or any combination of such securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of detachable warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of the security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant or other applicable certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of the required payment and the warrant or other applicable certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

SELLING SECURITY HOLDERS

In addition to covering the offering of securities by us, this prospectus covers the offering for resale of securities by selling security holders. The applicable prospectus supplement will set forth, with respect to each selling security holder:

•	the name of the selling security holder;

•	the nature of any position, office or other material relationship which the security holder has had during the prior three years with us or any of our predecessors or affiliates;

•	the amount of securities held by the selling security holder of the class offered for resale;

•	the amount of securities to be offered for the selling security holder’s account; and

•	the amount and the percentage of the securities to be owned by the selling security holder after completion of the offering;

The selling security holders may include or consist of, from time to time, such underwriters and/or other persons with whom we may enter into standby arrangements from time to time as described under “Plan of Distribution.”

PLAN OF DISTRIBUTION

Distribution by AirTran

We may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

We may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us will be described, in the related prospectus supplement.

Under agreements that we may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If we so indicate in the related prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by some institutions to purchase securities from us under contracts providing for payment and delivery on a future date. Institutions with whom we would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market or though the exercise of an over-allotment option.

Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

Some of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

The securities we sell under this prospectus may or may not be listed on a national securities exchange (other than our common stock, which is listed on the New York Stock Exchange). We will list on the New York Stock Exchange any shares of our common stock sold under a prospectus supplement to this prospectus, subject to official notice of issuance. We can not assure you that there will be an active trading market for any of the securities sold under this prospectus.

Distribution by Selling Security Holders

Selling security holders may distribute securities from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise. Selling security holders may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling security holders may from time to time offer their securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders and/or the purchasers of the securities for whom they act as agent. From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver securities in connection therewith.

As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by any selling security holders. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter, and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling security holders from the sale of securities will be the sale price of those securities, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in a distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling security holders in connection with the registration of the securities offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling security holders against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of AirTran Holdings, Inc. appearing in AirTran Holdings, Inc’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and AirTran Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports theron included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and AirTran Holdings, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and must file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”). You may also read and copy documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information we have filed electronically with the SEC. This web site is located at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Accordingly, certain reports, proxy statements and other information we have filed with the SEC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain information is also available at our web site or from links on our web site at www.airtran.com. Information on our web site does not constitute part of this prospectus.

AirTran has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to AirTran and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits to the information that is incorporated by reference unless such exhibits are themselves specifically incorporated by reference), as well as the Company’s most recent Annual Report. To request these documents, please contact us at 9955 AirTran Blvd., Orlando, Florida, 32827, telephone number (407)251-5600, Attention Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus or on any applicable prospective supplement.

Information included in agreements filed as exhibits to our periodic reports has been included in such filings pursuant to applicable SEC rules and regulations or to provide information regarding the terms of such agreements. Such agreements are not intended to provide any other factual information about us. Such information can be found elsewhere in this prospectus and in our periodic reports. Agreements filed as exhibits to our periodic reports may contain representations and warranties made to us or by us to third parties solely for the purpose of the transaction or transactions described in such agreements and, except as expressly provided in such agreements, no other person was or is an intended third party beneficiary of such agreements or standards of materiality in such agreements or in disclosure schedules thereto. While we do not believe that any disclosure schedules which have not been filed as part of any agreements contain any information which securities laws require us to publicly disclose, other than information that has already been so disclosed, disclosure schedules may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the filed agreements. Accordingly, you should not rely on the representations and warranties contained in any such agreements as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules or by defined standards of materiality for purposes of such agreements. Disclosure schedules to filed agreements may contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties in filed agreements may have changed since the date of the applicable agreement, which subsequent information may or may not be fully reflected in our public disclosures, the disclosures of third parties, or at all.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 and June 30, 2005;

(c) Current Reports on Form 8-K filed by us on March 30, 2005, May 6, 2005, May 18, 2005, May 26, 2005 and August 1, 2005;

(d) The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act or any amendment or report filed for the purpose of updating any such description; and

(e) All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to: consumer demand and acceptance of services offered by us, our ability to achieve and maintain acceptable cost levels, fare levels and actions by competitors, regulatory matters, general economic conditions, commodity prices, and changing business strategies. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expressed or implied expectations, including, but not limited to: our performance in future periods, our ability to generate working capital from operations, our ability to take deliver of, and to finance aircraft, the adequacy of our insurance coverage, and the results of litigation of investigation. Our forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “continue” or the negative thereof, or variations thereon or comparable terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise any forward-looking statements or to publicly disclose any updates or revisions, whether as a result of new information, future events, or otherwise.